Exhbit 99.1

ASSET PURCHASE AGREEMENT

BY AND AMONG

TRIUMVIRATE ENVIRONMENTAL, INC.,

TRIUMVIRATE ENVIRONMENTAL (FLORIDA), INC.

AND

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

AND

PERMA-FIX OF ORLANDO, INC.

August 12, 2011

Table of Contents

ARTICLE I	DEFINITIONS	2

1.1	Definitions	2
1.2	Other Defined Terms	7

ARTICLE II	PURCHASE AND SALE OF ASSETS OF THE COMPANY	8

2.1	Purchase of Assets	8
2.2	Retained Assets	10
2.3	Liabilities	10
2.4	Purchase Price	11
2.5	Allocation of Purchase Price	11
2.6	Adjustment to Asset Purchase Price	12
2.7	Vehicle Condition	13
2.8	Real Estate Purchase and Sale Agreement	13
2.9	Execution and Delivery of Documents of Title by the Company	14

ARTICLE III	CLOSING	14

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND PARENT	14

4.1	Organization and Qualification	15
4.2	Authority; No Violation	15
4.3	Authorized and Outstanding Stock	15
4.4	Subsidiaries	15
4.5	Financial Statements	15
4.6	Absence of Undisclosed Liabilities	16
4.7	Absence of Certain Changes	16
4.8	Title, Sufficiency and Condition of the Purchased Assets	17
4.9	Real Estate	18
4.10	Accounts Receivable	18
4.11	Inventories	18
4.12	Intellectual Property	19
4.13	Trade Secrets and Customer Lists	19
4.14	Contracts	19
4.15	Customers	21
4.16	Compliance with Laws	21
4.17	Taxes	22
4.18	Employee Benefit Plans	22
4.19	Environmental Matters	25
4.20	Employees	26
4.21	Litigation	26
4.22	Insurance	26
4.23	Brokers	26

4.24	Burdensome Orders	27
4.25	Transactions with Interested Persons; Affiliates	27
4.26	Records and Books	27
4.27	No Corrupt Practices	27
4.28	Disclosure of Material Information	27

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF THE BUYER AND TEI	27

5.1	Organization and Qualification	27
5.2	Authority; No Violation	28
5.3	Required Filings and Consents	28
5.4	Litigation	28
5.5	Brokers	28

ARTICLE VI	COVENANTS	29

6.1	Covenants of the Company and Parent	29
6.2	Covenants of the Buyer	32
6.3	Covenants of the Parent, Company and the Buyer	34

ARTICLE VII	CLOSING CONDITIONS	35

7.1	Conditions to Obligations of the Buyer	35
7.2	Conditions to Obligations of the Company and Parent	37

ARTICLE VIII	TERMINATION	38

8.1	Termination of Agreement	38
8.2	Effect of Termination	38

ARTICLE IX	INDEMNIFICATION	39

9.1	Survival of Representations, Warranties and Covenants	39
9.2	Indemnification by the Company and Parent	39
9.3	Indemnification by the Buyer	40
9.4	Notice and Opportunity to Defend	40
9.5	Limitations on Certain Indemnification Obligations	42

ARTICLE X	MISCELLANEOUS	43

10.1	Fees and Expenses	43
10.2	Publicity and Disclosures	43
10.3	Notices	43
10.4	Successors and Assigns	44
10.5	Counterparts; Descriptive Headings; Variations in Pronouns	44
10.6	Severability; Entire Agreement	44
10.7	Course of Dealing	45
10.8	Tax Matters	45

ii

10.9	GOVERNING LAW	45
10.10	WAIVER OF JURY TRIAL	46

iii

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (the “Agreement”), is dated August ___, 2011, by and among TRIUMVIRATE ENVIRONMENTAL, INC., a Massachusetts corporation (“TEI”); TRIUMVIRATE ENVIRONMENTAL (FLORIDA), INC., a Florida Corporation (the “Buyer”); PERMA-FIX ENVIRONMENTAL SERVICES, INC., a Delaware corporation (“Parent”); and PERMA-FIX OF ORLANDO, INC., a Florida corporation (the “Company”).

This Agreement sets forth the terms and conditions upon which the Buyer will purchase from the Company, and the Company will sell to the Buyer, substantially all the assets owned by the Company (other than the Retained Assets, as hereinafter defined) used by Company in connection with the Business, for the consideration provided herein.

In consideration of the foregoing, the mutual representations, warranties and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1           Definitions.  For the purposes of this Agreement, all capitalized words or expressions used in this Agreement (including the Schedules and Exhibits annexed hereto) shall have the meanings specified in this ARTICLE I, unless otherwise defined herein (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affiliate” means (i) in the case of an individual, the members of the immediate family (including the individual’s spouse and the parents, siblings and children of the individual and/or the individual’s spouse) and any Business Entity that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, any of the foregoing individuals, or (ii) in the case of a Business Entity, another Business Entity or a person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Business Entity.

“Business” means the activities carried on by the Company in its operation of a RCRA hazardous waste treatment, storage and disposal facility (“TSDF”) and ten (10) day waste transfer facility, commercial fuel operations and waste oil removal and remediation business

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York City, New York, are authorized or required by law to close.

“Business Entity” means any corporation, partnership, limited liability company, trust or other domestic or foreign form of business association or organization.

“CERCLA” means the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended, and the regulations thereunder, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Charter” means the Certificate of Incorporation, Articles of Incorporation or Organization or other organizational document of a corporation or limited liability company or other Business Entity, as amended and restated through the date hereof.

“Claim” means an action, suit, proceeding, hearing, investigation, litigation, charge, complaint, claim or demand.

“Code” means the Internal Revenue Code of 1986, and the regulations thereunder, published Internal Revenue Service rulings, and court decisions in respect thereof, all as the same shall be in effect at the time.

“Compliance” or words of similar meaning shall mean the adherence to any and all applicable Legal Requirements.

“Current Assets” means the sum, as of the Closing Date, of the value of the Company’s cash and cash equivalents, restricted cash, prepaid expenses, inventory and other current assets as of the Closing Date (exclusive of prepaid insurance and Inter-Company Accounts), plus the amount of any outstanding trade or accounts receivable of the Company as of the Closing Date and for work performed as of the Closing Date but not yet billed as of the Closing Date collected by the Buyer or the Company during the one hundred twenty (120) day period following the Closing, provided that the amount of any outstanding accounts receivable of the Company as of the Closing for work performed as of the Closing Date but not yet billed as of the Closing Date collected by the Buyer or the Company after the expiration of the one hundred twenty (120) day period following the Closing will not be included for purposes of calculating the Current Assets.

“Current Liabilities” means, as of the Closing Date, the value of the Company’s accounts and trade payables, accrued expenses (exclusive of accrued income Taxes, Inter-Company Accounts, and accrued reserves for environmental liabilities and all amounts in the PNC ZBA account), accrued compensation, and current and long term obligations under all of the Company’s equipment leases.

“Environmental Action” means any administrative, regulatory or judicial action, suit, demand, demand letter, claim, notice of non-compliance or violation, investigation, proceeding, Lien, notice of Lien, consent order or consent agreement pursuant to any Environmental Law or any Environmental Permit, including, without limitation, (a) any claim by any governmental or regulatory authority for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law and (b) any claim by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials, damage to the environment or alleged injury or threat of injury to human health or safety from pollution or other environmental degradation.

“Environmental Law” means any applicable federal, state and local laws, statutes, ordinances, rules and regulations relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or future danger to the environment.  The term "Environmental Law" includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: Title XXVIII, Chapter 376, Fla. Stat.; Title XXIX, Chapter 403 Fla. Stat.; Chapter 62-761, F.A.C., Underground Storage Tank Systems; Chapter 62-762, F.A.C., Aboveground Storage Tank Systems; Chapter 62-730, F.A.C., Hazardous Waste; Chapter 62-710, F.A.C., Used Oil Management; Chapter 62-621 F.A.C., Wastewater; Chapter 62-25 F.A.C., Stormwater; the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground Storage Tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act and any similar state and local laws or by-laws, the rules, regulations and interpretations thereunder, all as the same shall be in effect from time to time.

“Environmental Permit” means any permit, approval, license or other authorization, regardless of form or terminology, required under any Environmental Law, including without limitation, the RCRA Part B Permit No. 26916 HO-006 issued by the Florida Department of Environmental Protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, and any similar or successor federal statute, and the rules, regulations and interpretations thereunder, all as the same shall be in effect at the time.

“ERISA Affiliate” means, for purposes of Title IV of ERISA, any trade or business, whether or not incorporated, that together with the Company, would be deemed to be a “single employer” within the meaning of Section 4001 of ERISA, and, for purposes of the Code, any member of any group that, together with the Company, is treated as a “single employer” for purposes of Section 414 of the Code.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means any federal, state, regional or local government, or any political subdivision of any of the foregoing, or any court, agency or other entity, body, organization or group, exercising any executive, legislative, judicial, quasi-judicial, regulatory or administrative function of government.

“Hazardous Materials” includes but is not limited to any and all substances biological and etiologic agents or materials (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, chlorinated solvents; polychlorinated biphenyls, lead, lead-based paints, radon, radioactive materials, flammables and explosives, any biological organism or portion thereof (living or dead), including molds or other fungi, bacteria or other microorganisms, or any etiologic agents or materials, and any other substance or exposure.

“Indebtedness” means all obligations, contingent or otherwise, whether current or long-term, which in accordance with GAAP would be classified upon the obligor’s balance sheet as liabilities (other than deferred taxes) and shall also include capitalized leases, guaranties, endorsements (other than for collection in the ordinary course of business) or other arrangements whereby responsibility is assumed for the obligations of others, including any agreement to purchase or otherwise acquire the obligations of others or any agreement, contingent or otherwise, to furnish funds for the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Inter-Company Accounts” means certain inter-company balances between Parent and the Company, or between the Company and an Affiliate of Parent, including, without limitation, inter-company loans, accounts receivables and accounts payable as of the Closing Date.

“IRS” means the Internal Revenue Service and any similar or successor agency of the federal government administering the Code.

“Knowledge” or words of similar meaning shall mean when referring to the Company or the Parent, the actual knowledge of any officer, director or member of management of Parent or the Company, after due inquiry and examination of the books and records of the Company.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien, charge, restriction, adverse claim by a third party, title defect or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, any assignment or other conveyance of any right to receive income and any assignment of receivables with recourse against assignor), any filing of any financing statement as debtor under the Uniform Commercial Code or comparable law of any jurisdiction and any agreement to give or make any of the foregoing.

“Material Adverse Effect” means a material adverse impact or effect on the business, operations, assets, liabilities, or condition (financial or otherwise) of the Company, or the occurrence of an event, circumstance or other matter that would reasonably be expected to have such material adverse impact or effect, provided, however, that any such impact or effect less than $15,000 individually or less than $40,000 in the aggregate for all such events, circumstances or other matters shall not be considered a Material Adverse Effect.

“Net Working Capital” means the difference between the Company’s Current Assets and Current Liabilities.

“Off-site Contamination” shall mean the following: any Release and/or threat of Release of Hazardous Materials occurring on or prior to the Closing (including, without limitation, any degradation byproducts) at, on, to, beneath, and/or under any property owned by a third-party, and any soil, groundwater, surface water, sediment, air on, under or above property owned by a third party which is impacted by any of the foregoing:  a Release and/or threat of Release occurring on or prior to the Closing as a result of the Company’s Business including the operations of its Predecessors on any premises owned or leased by the Company or its Predecessors in connection with conducting the Company’s Business and/or as a result of the Company’s actions occurring on or prior to the Closing, including the operations of its Predecessors as a treatment storage and disposal facility pursuant to the Resource Conservation and Recovery Act (RCRA) of 1976; 42 U.S.C. s/s 321 et seq. (P.L. 94-580) and/or as a result of the Company’s disposing, arranging for disposal or transporting Hazardous Materials in the conduct of the Company’s Business.

“Officer’s Certificate” means a certificate signed in the name of a corporation, partnership, association, trust or limited liability company by its President, Chief Executive Officer, Treasurer, Chief Financial Officer, General Manager or, if so specified, the Clerk, Secretary or officer appointed to execute on behalf of the partnership, association, trust or limited liability company, acting in his or her official capacity.

“On-site Contamination” means environmental liabilities for conditions within the legal property boundaries of the facilities located at located at Rocket Boulevard; provided however, that such liabilities shall exclude liabilities owing to governmental authorities prior to the Closing Date for fines, assessments or judgments or third party tort claims or causes of action existing or arising prior to the Closing Date.

“Person” means any individual, firm, partnership, association, trust, corporation, limited liability company, governmental body or other entity.

“PBGC” means the Pension Benefit Guaranty Corporation and any successor thereto.

“Predecessor” means any Person who operated the Company prior to Parent’s ownership of the Company, if any.

“Purchase Documents” means this Agreement, the Real Estate Purchase and Sale Agreement, the Bill of Sale and any other certificate, document, instrument, stock power, or agreement executed in connection therewith.

“Release” means any release, issuance, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property other than in Compliance with all Environmental Laws and Permits.

“Rocket Boulevard” means the real property located at 10100 Rocket Boulevard, Orlando, Florida 32824, and all buildings, improvements, fixtures, construction in progress and the like thereon, as more fully defined in the Real Estate Purchase and Sale Agreement.

“Subsidiary” means, with respect to any Person (a) any corporation, association or other entity of which at least a majority in interest of the outstanding capital stock or other equity securities having by the terms thereof voting power under ordinary circumstances to elect a majority of the directors, managers or trustees thereof, irrespective of whether or not at the time capital stock or other equity securities of any other class or classes of such corporation, association or other entity shall have or might have voting power by reason of the happening of any contingency, is at the time, directly or indirectly, owned or controlled by such Person, or (b) any entity (other than a corporation) in which such Person, one or more Subsidiaries of such Person, or such Person and one or more Subsidiaries of such Person, directly or indirectly at the date of determination thereof, has at least majority ownership interest.  For purposes of this Agreement, a Subsidiary of the Company shall include the direct and indirect Subsidiaries of the Company.

“Tax” means any of the Company’s federal, state or local income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes of the Company, including, without limitation, any consolidated tax returns of the Company and its Affiliates,  including any schedule or attachment thereto, and including any amendment thereof.

1.2           Other Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings set forth in the section opposite each term:

Term	Section

2010 Financial Statements	4.5
Agreed Amount	9.4(b)
Agreement	Preamble
Allocation Schedules	2.5
Arbitrator	2.6(a)
Assumed Liabilities	2.3
Basket Amount	9.5(a)
Bill of Sale	2.9
Buyer	Preamble
Buyer Indemnitees	9.2
Buyer Losses	9.2
Cap Amounts	9.5(b)
Claim Notice	9.4(a)
Claimed Amount	9.4(a)
Closing	ARTICLE III
Closing Balance Sheet	2.6(a)
Closing Net Working Capital	2.6(a)
Closing Date	ARTICLE III
Code	2.5
Company	Preamble
Company Indemnitees	9.3
Company Intellectual Property	4.12
Company Losses	9.3

Contested Amount	9.4(c)
Default	4.14
Disclosure Schedules	ARTICLE IV (Preamble)
EPA	4.19
Hired Employee	6.2(a)
Indemnifying Party	9.4(a)
Indemnitees	9.3
Large Customers	4.15
Large Suppliers	4.15
Legal Requirement	4.16(b)
Losses	9.3
Most Recent Financial Statements	4.5
Necessary Permits	4.16(a)
Non-Solicitation Period	6.1(e)
Notice of Disagreement	2.6(a)
Parent	Preamble
PCBs	4.19
Plan/Plans	4.17
Purchased Assets	2.1
Purchase Price	2.4
Real Estate Purchase and Sale Agreement	2.8
Response Notice	9.4(b)
Restricted Party	6.1(e)
Retained Assets	2.2
Retained Liabilities	2.3
Rockett Boulevard Properties	2.8
Straddle Periods	10.8(a)
TEI	Preamble
Transfer Taxes	10.8(b)

ARTICLE II

PURCHASE AND SALE OF ASSETS OF THE COMPANY

2.1           Purchase of Assets.  Upon the terms and subject to the conditions contained in this Agreement, at the Closing (as defined in ARTICLE III, and, with respect to or arising out of the purchase the Rocket Boulevard property from the Company, the Real Estate Purchase and Sale Agreements), Company shall sell, assign, transfer and convey to the Buyer or TEI (as shall be determined by TEI at or prior to the Closing), and the Buyer or TEI (as shall be determined by TEI at or prior to the Closing) shall purchase, acquire and accept from Company, all of the following assets owned or leased by the Company (the “Purchased Assets”) and used by the Company in the operation of the Company’s Business (other than those assets defined as “Retained Assets,” as such term is defined in Section 2.2 below).  The Purchased Assets shall consist of only the following assets and properties, provided, however, that notwithstanding the following list of assets and properties, none of the Purchased Assets shall include any of the Retained Assets:

(a)           all assets owned by the Company set forth on Schedule 2.1(a) attached hereto, including, without limitation: (i) all inventories owned by the Company wherever located, including raw materials, goods consigned to vendors or subcontractors, work in process, finished goods and goods in transit; (ii) all machinery, computers, computer software programs, equipment, processing equipment, fixtures and furniture owned by the Company; and (iii) all motor vehicles owned by the Company;

(b)           all of the trade and other accounts receivable of the Business outstanding as of the Closing and that are payable to the Company and all receivables for work performed by the Company as of the Closing but not yet billed by the Company as of the Closing;

(c)           all rights and interests of the Company in and to those certain contracts relating to the Business of the Company that are transferable for the purchase of materials, supplies and services and the sale of products and services, equipment leases, real estate leases, capital leases, and licenses listed under the applicable heading on Schedules 2.1(c) attached hereto;

(d)           all of the Company’s books, records and other data, except minute and stock record books, journals, ledgers and books of original entry, provided, however, that Parent may retain copies of such books and records;

(e)           all of the Company’s goodwill, dealer and customer lists and all other sales and marketing information, and all know-how, technology, drawings, engineering specifications, bills of materials, software and other intangible assets of the Company;

(f)            all of Company’s interest in patents, patent applications, proprietary designs, copyrights, trade names, servicemarks, trademarks and trademark applications, in each case together with the goodwill appurtenant thereto, all federal, state, local and foreign registrations thereof, if applicable, all common law rights thereto, and all claims or causes of action for infringement thereof;

(g)           all permits (including, without limitation, all Environmental Permits) licenses, orders, ratings and approvals of all federal, state or local governmental or regulatory authorities or industrial bodies which are held by the Company, to the extent the same are transferable;

(h)           all cash and cash equivalents and restricted cash of the Company as of the Closing Date, except the Purchase Price;

(i)             the Rocket Boulevard property;

(j)             all prepaid expenses of the Company as of the Closing Date for which the Buyer will receive a benefit upon transfer of the Purchased Assets;

(k)            all customer accounts of the Company and backlog of the Company as of the Closing Date; and

(l)             all business records relating to each of the aforementioned items.

2.2           Retained Assets.  The Company will retain ownership only of the following assets (collectively, the “Retained Assets”):

(a)           the Company’s minute and stock record books, journals, ledgers and books of original entry;

(b)           the Company’s rights under this Agreement;

(c)           the Purchase Price;

(d)           prepaid insurance proceeds;

(e)           the name “Perma-Fix” and any designs, copyrights, tradenames, servicemarks, trademarks and trademark applications as to, or using the name of, “Perma-Fix”;

(f)            the “Perma-Fix Process” and the “Perma-Fix Process II” and all patents, patent applications, proprietary designs, copyrights, tradenames, service marks and trademarks relating thereto;

(g)           Inter-Company Accounts; and

(h)           those assets or contracts identified on Schedules 2.2(h).

2.3           Liabilities.  On and after the Closing Date, the Buyer and TEI shall, jointly and severally, assume and agree to pay, perform and discharge, when due, as additional consideration for the purchase of the Purchased Assets, the following debts, obligations and liabilities of the Company (collectively, the “Assumed Liabilities”):

(a)           accrued compensation liabilities as of the Closing Date;

(b)           all of the Company’s outstanding accounts and trade payables, which are unpaid as of the Closing Date;

(c)           all of the Company’s accrued expenses (excluding accrued income Taxes and inter-company expenses, which are unpaid as of the Closing Date);

(d)           all liabilities under any customer accounts/contracts set forth on Schedule 2.1(c) accruing subsequent to the Closing Date;

(e)           all of the Company’s liabilities and obligations under those certain equipment leases and real estate leases set forth on Schedules 2.3(e) attached hereto, to the extent such obligations are by the terms of such contracts required to be performed and/or paid at or after the Closing Date and relate to the Purchased Assets and liens thereon;

(f)            all obligations and liabilities for On-site Contamination; and

(g)           any and all other liabilities arising or incurred by the Buyer, TEI and their Affiliates on or subsequent to the Closing Date.

The Buyer shall not assume or agree to perform, pay or discharge, and the Company shall remain unconditionally liable for any of the Company’s, Parent’s or any Affiliate’s debt and obligations not listed above as Assumed Liabilities, including, without limitation, (i) any and all liabilities with respect to any federal, state or local income Taxes required to be paid by the Company for any period ending on or prior to the Closing Date or as a result of the sale of the Purchased Assets to the Buyer pursuant to this Agreement; (ii) any and all liabilities arising as a result of the Company’s termination of its insurance policies, leases, contracts and employee benefit pension and profit sharing plans (except for such that are listed as Assumed Liabilities); (iii) any and all severance obligations to employees of the Company in effect prior to the Closing Date, including, without limitation, those obligations set forth on Schedule 4.20 attached hereto (except for such obligations that arise after the Closing as a result of acts of the Buyer or TEI or any of their Affiliates at or after the Closing); (iv) any liabilities related to the conduct of the Company’s Business that arose prior to the Closing Date (other than Assumed Liabilities); (v) any and all liabilities of the Company arising in connection with any fines, penalties, claim, litigation or proceeding with respect to the operation of the Business prior to the Closing Date (including, without limitation, those matters set forth on Schedule 4.21 attached hereto); (vii) any and all liabilities of the Company for any Off-site Contamination existing as of the Closing Date; (viii) any and all legal, brokerage and accounting fees and expenses incurred  by the Company or Parent in connection with the negotiation, execution and performance of this Agreement, including, without limitation, the brokerage agreement set forth on Schedule 4.23 attached hereto; (ix) any and all of the Plans of the Company and listed on Schedule 4.18 that are in existence prior to the Closing Date or any Plan administered or contributed to by Parent or any ERISA Affiliate of Parent; (xi) any contract, agreement, instrument or arrangement (whether oral or in writing) listed on Schedule 4.14 attached hereto that are not being assumed by TEI or the Buyer as an Assumed Liability; and (xii) any and all other liabilities arising or incurred by the Company subsequent to the Closing Date that are not being assumed by TEI and the Buyer as an Assumed Liability (collectively, the “Retained Liabilities”).

2.4           Purchase Price.  Subject to adjustments that may be made in accordance with Section 2.6, the purchase price (the “Purchase Price” ) to be paid by the Buyer to the Parent and Company for the Purchased Assets shall be Two Million and 00/100 Dollars ($2,000,000.00), plus the Buyer’s assumption of the Assumed Liabilities.  At the Closing, the Purchase Price shall be paid to the Company by TEI and/or the Buyer by wire transfer of immediately available federal funds.

2.5           Allocation of Purchase Price.   The Purchase Price shall be allocated among the Purchased Assets for purposes of Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), as set forth in Schedule 2.5 attached hereto.  The Company, Parent, TEI and the Buyer agree to be bound by such allocations and to complete and attach Internal Revenue Form 8594 to their respective federal income tax returns to reflect such allocations (the “Allocation Schedules”).  The Allocation Schedules shall be adjusted by Buyer, TEI,  or the Company or Parent for any post-Closing adjustment to the Purchase Price or to the amount of any liabilities of the Company included in amount realized for federal income tax purposes.  The Buyer shall file all Tax Returns (including amended Tax Returns and claims for refunds) in a manner consistent with the Allocation Schedules, as adjusted, and shall not take any position inconsistent with the allocations set forth in the Allocation Schedules, as adjusted, unless required to do so in accordance with a “determination” as defined in Section 1313(a)(i) of the Code or as otherwise required by law; provided, however, that the Tax basis in the Purchased Assets may exceed the total amount allocated in order to reflect the Buyer’s capitalized transaction costs not included in the Purchase Price or the Assumed Liabilities included in amount realized, and the Company’s amount realized may be less than the total amount allocated in order to reflect the Company’s transaction costs.

2.6           Adjustment to Purchase Price.

(a)           Working Capital. Within one hundred twenty (120) days following the Closing Date, the Buyer shall deliver to Parent a balance sheet of the Company (in its final and binding form, the “Closing Balance Sheet”) setting forth the Net Working Capital of the Company as of the close of business on the Business Day immediately preceding the Closing Date (the “Closing Net Working Capital”).  The Closing Balance Sheet shall include all Current Assets and Current Liabilities, together with all known adjustments required in a year-end closing of the books and, except as otherwise specified in this Agreement, shall be prepared in a manner consistent with past practices.  The Closing Balance Sheet will exclude any of the Company’s accounts receivable as of the Closing Date that are not collected within one hundred twenty (120) days after the Closing Date.  Parent and the Company shall cooperate with Buyer as reasonably requested in connection with the preparation of the Closing Balance Sheet.  The Closing Balance Sheet shall become final and binding upon the parties ten (10) days following the Parent’s receipt thereof, unless Parent or the Company shall give written notice of its disagreement with the calculation of the Closing Net Working Capital set forth in the Closing Balance Sheet (a “Notice of Disagreement”) to the Buyer on or prior to such date.  Any Notice of Disagreement shall specify in reasonable detail the nature and dollar amount of any disagreement so asserted.  If a timely Notice of Disagreement is received by Buyer, then the Closing Balance Sheet (as revised in accordance with clause (x) or (y) below) shall become final and binding upon the parties on the earliest of (x) the date the parties resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (y) the date all matters in dispute are finally resolved by the Arbitrator.  During the thirty (30) days following delivery of a Notice of Disagreement, the parties shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement.  Following delivery of a Notice of Disagreement, Buyer and its agents and representatives shall review the Company’s and its representatives’ working papers relating to the Notice of Disagreement.  At the end of the thirty (30)-day period referred to above, the parties shall submit to binding arbitration before Grant Thornton in Boston, Massachusetts (the “Arbitrator”); provided Grant Thornton does not perform in any manner, and it has never performed in any manner, any auditing, accounting or other financial or consulting work on behalf of any of the parties hereto or their Affiliates, for review and resolution of all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Disagreement, and the Arbitrator shall make a final determination of the Closing Net Working Capital in accordance with the guidelines and procedures set forth in this Agreement.  If Grant Thornton does not meet the above requirements, the Parent and the Buyer shall select in good faith another independent national accounting firm that has never performed any work for, or on behalf of, any of the parties hereto or their Affiliates, to act as the Arbitrator pursuant to the terms hereof.  In resolving any matters in dispute, the Arbitrator may not assign a value to any item in dispute greater than the greatest value for such item assigned by Buyer, on the one hand, or Parent and the Company, on the other hand, or less than the smallest value for such item assigned by Buyer, on the one hand, or Parent and the Company, on the other hand.  The Arbitrator’s determination will be based solely on presentations made by Buyer and Parent and the Company and in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review).  The Closing Balance Sheet and the determination of the Closing Net Working Capital shall become final and binding on the parties on the date the Arbitrator delivers his final resolution in writing to the parties (which final resolution shall be delivered not more than forty-five (45) days following submission of such disputed matters). The fees and expenses of the Arbitrator, in making the final determination of the Closing Net Working Capital, shall be shared equally by the Buyer and the Parent and the Company.

(b)           Post-Closing Adjustment.  If the Closing Net Working Capital is greater than $0, then the Purchase Price shall be increased by such excess on a dollar-for-dollar basis, which amount will be paid to the Company by the Buyer.  In the event the Closing Net Working Capital is less than $0, then the Purchase Price shall be decreased by such deficiency on a dollar-for-dollar basis, which amount shall be paid by the Company and Parent to the Buyer.  Any adjustment to the Purchase Price shall be made within three (3) Business Days after the Closing Balance Sheet becomes final and binding on the parties, by wire transfer to the Buyer or the Company, as the case may be, in immediately available funds of the amount of such difference.

(c)           Estimated Net Working Capital.  Not more than ten (10) days prior to the Closing Date, the Company shall prepare and deliver Buyer an estimate of the Net Working Capital as of the Closing Date (“Estimated Net Working Capital”), together with a list of the accounts receivable as of the date immediately prior to the date of delivery.  In the event that the Estimated Net Working Capital is equal to or less than $0, then the Company shall cause a sufficient amount of the Company’s account payables to be paid in full prior to the Closing in such amount such that the Closing Net Working Capital will not be less than $0.  At Closing, the Company shall provide Buyer with documented evidence of the payment of such accounts payable pursuant to the foregoing sentence upon the payment thereof.

2.7           Vehicle Condition.  Buyer has inspected the Company’s vehicles and identified vehicles requiring certain repairs as of the date of this Agreement (the “Repair Vehicles”).  The Repair Vehicles and the identified repairs are set forth on Schedule 2.7.  Company agrees that (i) prior to Closing it will complete the repairs to certain of Repair Vehicles that are identified on Schedule 2.7, attached hereto; and (ii) that if at Closing, any of the Repair Vehicles do not meet the minimum safety requirements set forth in 49 CFR 396 “Inspection Repair and Maintenance” of commercial motor vehicles (USDOT/ FMCSA) (the “Vehicle Condition Standards”), Company will reimburse Buyer for any and all costs that Buyer may incur to remedy such condition so that each Repair Vehicle meets the Vehicle Condition Standards.  Following Company’s completion of the repairs described on Schedule 2.7, Company shall be under no obligation to reimburse Buyer for any cost to affect any additional repairs to any Repair Vehicle required due to normal wear and tear that may occur during the interim period between date of this Agreement and the Closing Date.

2.8           Real Estate Purchase and Sale Agreement.  On the date hereof, the Company and Rockett Boulevard Properties, LLC (“Rockett Boulevard Properties”), which is an Affiliate of TEI and Buyer, will execute and deliver a Real Estate Purchase and Sale Agreement, in substantially the form of Exhibit A, attached hereto (the  “Real Estate Purchase and Sale Agreement”) relating to the purchase of Rocket Boulevard.  The transactions contemplated by the Real Estate Purchase and Sale Agreements must close and be consummated effective as of the Closing.

2.9           Execution and Delivery of Documents of Title by the Company.  At the Closing, the Company shall execute and deliver to the Buyer a bill of sale, in substantially the form attached hereto as Exhibit B (the “Bill of Sale”) and such deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents as the Buyer may reasonably request in order to affect the sale, conveyance, and transfer of the Purchased Assets from the Company to the Buyer.  Such instruments and documents shall be sufficient to convey to the Buyer good and merchantable title in all of the Purchased Assets.  The Company will, from time to time after the Closing Date, take such additional actions and execute and deliver such further documents as the Buyer may reasonably request in order to more effectively sell, transfer and convey the Purchased Assets to the Buyer and to place the Buyer in position to operate and control all of the Purchased Assets.

ARTICLE III

CLOSING

The closing of the transactions described herein (the “Closing”) shall take place at the offices of Posternak Blankstein & Lund LLP, The Prudential Tower, 800 Boylston Street, Boston, Massachusetts, 02199 at 9:00 a.m. on the third Business Day after the satisfaction or waiver of the conditions set forth in ARTICLE VII hereof, in each case, other than conditions which by their nature are to be satisfied at Closing (but subject to fulfillment or waiver of each such condition), or at such other place or time as the parties hereto may mutually agree.  The date and time at which the Closing actually occurs is herein referred to as the “Closing Date.”  For purposes of this Agreement, the effective time of the Closing means 12:01 a.m. est. on the Closing Date.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES
OF THE COMPANY AND PARENT

The Company and Parent, jointly and severally, hereby represent and warrant to the Buyer and TEI as of the date hereof, that the statements contained in this ARTICLE IV with respect to the Company are true and correct, except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”).  The Disclosure Schedules shall be arranged by Schedules corresponding to the numbered and lettered section and paragraphs contained in this ARTICLE IV, and the disclosures in any Schedule of the Disclosure Schedules shall qualify only the corresponding section or paragraph in this ARTICLE IV; provided, however, that a disclosure in a Schedule of the Disclosure Schedules shall be deemed to have been set forth in another Schedule of the Disclosure Schedules where such disclosure set forth in such other Schedule is specifically cross-referenced.

4.1           Organization and Qualification.  Each of the Company and Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation.  The Company has full power and authority to own, use and lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted and as it is proposed to be conducted.  The copies of the Company’s Charter and By-Laws, as amended to date, certified by its Secretary and delivered to the Buyer’s counsel prior to the Closing, are true, complete and correct.  The Company is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which it owns or leases property or maintains inventories or where the conduct of its business would require such qualification, except where such failure to qualify does not result in a Material Adverse Effect.

4.2           Authority; No Violation.  Each of the Company and Parent has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  Assuming the accuracy of the representations and warranties of the Buyer and TEI, the execution, delivery and performance of this Agreement by the Company and Parent has been duly and validly authorized and approved by all necessary corporate action.  This Agreement constitutes the legal and binding obligation of the Company and Parent, enforceable against each in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.  Assuming the accuracy of the representations and warranties of the Buyer and TEI, the entering into of this Agreement by each of the Company and Parent does not, and the consummation by each the Company and Parent of the transactions contemplated hereby, including specifically the transfer of the Purchased Assets to the Buyer by the Company, will not violate the provisions of (a) any applicable federal, state or local laws, subject to the Buyer receiving any and all required consents and approvals under all Environmental Laws, the effect of which would have a Material Adverse Effect, except as otherwise provided in the Disclosure Schedules or in this Agreement, (b) the Company’s Charter or by-laws, or (c) except as set forth on Schedule 4.2 attached hereto, any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Company or under, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Company is a party or by which it is bound, or to which any property of the Company is subject, the effect of which would have a Material Adverse Effect.

4.3           Authorized and Outstanding Stock.  At the Closing, the authorized capital stock of the Company will consist of 7,500 shares of common stock, $1.00 par value per share, of which 100 shares are validly issued and outstanding.  Parent is the sole record and beneficial owner of the Company

4.4           Subsidiaries.  The Company currently has no Subsidiaries.

4.5           Financial Statements.  Attached hereto as Schedule 4.5 are the following (i) unaudited balance sheets and statements of income as of December 31, 2010, for the Company (collectively, the “2010 Financial Statements”); and (ii) unaudited balance sheet and statement of income as of March 31, 2011, for the Company  (the “Most Recent Financial Statements” and, together with the 2010 Financial Statements, the “Financial Statements”).  The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Company as of such dates and the results of operations of the Company for such periods, are correct and complete, and are consistent with the books and records of the Company, subject, in the case of the Most Recent Financial Statements, to normal year-end adjustments and the absence of footnotes and other usual presentation items.

4.6           Absence of Undisclosed Liabilities.  Except as set forth in the Most Recent Financial Statements and in Schedule 4.6 attached hereto, there are no liabilities of the Company, whether accrued, absolute, contingent or otherwise (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of any other Person, or liabilities for Taxes due or then accrued or to become due), the effect of which would result in a Material Adverse Effect, except for liabilities which have arisen in the ordinary course of business of the Company since the date of the Most Recent Financial Statements or that are Retained Liabilities.

4.7           Absence of Certain Changes.  Except as otherwise disclosed in Schedule 4.7 attached hereto, since the date of the Most Recent Financial Statements there has not been:

(a)           any change in the business, operations, assets, liabilities, contracts, licenses, leases, agreements, or conditions (financial or otherwise) of the Company, that, by itself or in conjunction with all other such changes, not arising in the ordinary course of business, that involves more than $40,000;

(b)           any obligation or liability incurred by the Company, other than obligations and liabilities incurred in the ordinary course of business for an amount not more than $10,000 in each case or $25,000 in the aggregate;

(c)           any Lien placed on any of the Purchased Assets which remains in existence on the date hereof;

(d)           any contingent liabilities incurred by the Company with respect to the obligations of any other Person that would result in a Material Adverse Effect;

(e)           any purchase, sale, lease, assignment, transfer or other disposition, or any agreement or other arrangement for the purchase, sale, lease, assignment, transfer or other disposition, of a material amount of the Company’s properties or assets, other than purchases for and sales from inventory in the ordinary course of business, except for fixed assets purchased or other capital expenditures made in amounts not exceeding $10,000 for any single item and $50,000 in the aggregate for all such items or replacement of obsolete properties or assets;

(f)            any damage, destruction or loss suffered by the Company, whether or not covered by insurance, having a Material Adverse Effect;

(g)           any labor trouble or claim of unfair labor practices involving the Company having a Material Adverse Effect; any material change in the employment contracts of or compensation payable or to become payable by the Company to any of its officers, directors, employees, consultants or agents or any bonus payment or arrangement made to or with any of such officers, directors, employees, consultants or agents or any material change in coverage or benefits available under any Plan described in Section 4.18;

(h)           any material change with respect to the Company’s management or supervisory personnel;

(i)            any material obligation or liability incurred by the Company with respect to any loan, advance or commitment to lend by any bank, financial institution or institutional lender to any of the officers, directors, employees, consultants, agents or stockholders of the Company or to any other Person; or any material loans or advances made by the Company to any officers, directors, employees, consultants, agents or stockholders of the Company, except for normal compensation, professional fees and expense allowances payable to officers, directors, employees, agents and stockholders;

(j)            any material change in any contract, license, lease or agreement entered into by the Company which is outside the ordinary course of business or which obligates the Company for more than $10,000 in any one case or more than $25,000 in the aggregate;

(k)            any recapitalization or reorganization;

(l)           any amendment or other change (or any authorization to make such an amendment or change) to the Company’s Charter or by-laws, except as required by law or in connection with the consummation of the transactions contemplated hereby;

(m)           any postponement or delay in payment of any accounts payable or other liability of the Company involving more than $25,000 in any one case or more than $50,000 in the aggregate except in the ordinary course of business consistent with prior practices;

(n)           any cancellation, waiver, compromise or release of any right or claim either involving more than $50,000 or outside the ordinary course of business consistent with prior practices; or

(o)           any cancellation, termination, modification, or acceleration by any party to any contract, license, lease or agreement involving more than $50,000 to which the Company is a party or by which it is bound.

4.8           Title, Sufficiency and Condition of the Purchased Assets.  The Company has good and marketable title to, or a valid leasehold interest in, all of the Purchased Assets, free and clear of all Liens as of the Closing.  The sale and delivery of the Purchased Assets to the Buyer pursuant hereto shall vest in the Buyer good and marketable title thereto, free and clear of any and all Liens, other than as disclosed in Schedule 4.8 hereto or as may be created by the Buyer.  The Company owns or leases all real, personal, tangible and intangible property and assets necessary for the conduct of the Business as presently conducted and as proposed to be conducted, and all such property and assets are included in the Purchased Assets, except for Retained Assets.  All tangible properties and assets owned or leased by the Company and contained in the Purchased Assets are in good operating condition and repair, ordinary wear and tear excepted.

4.9           Real Estate.

(a)          Schedule 4.9(a) attached hereto lists and describes briefly all real property owned by the Company.  With respect to each such parcel of owned real property:  (i) there are no pending or, to the Knowledge of the Company and Parent, threatened condemnation proceedings, lawsuits, or administrative actions relating to the property; (ii) except as disclosed in Schedule 4.9(a), the legal description for the parcel contained in the deed thereof describes such parcel fully and adequately; and (iii) to the Knowledge of the Company and Parent, the land does not serve any adjoining property for any purpose inconsistent with the use of the land.

(b)          Schedule 4.9(b) lists and describes all real property leased or subleased to the Company.  With respect to each such lease and sublease:  (i) correct and complete copies thereof have been delivered to the Buyer; (ii) to the Knowledge of Parent, the lease or sublease is legal, valid binding, enforceable, and in full force and effect and will continue to be so on identical terms immediately following the consummation of the transactions contemplated hereby; and (iii) to the Knowledge of Parent, no party to the lease or sublease is in breach or default thereunder.  The Company has good and marketable leasehold interests in, and enjoys peaceful and quiet possession of, all of the real property described in each lease and sublease set forth on Schedule 4.9(b), there are no disputes thereunder, and, to the Knowledge of the Company and Parent, there have been no threatened cancellations thereof.  All necessary government approvals with respect to such leased property have been obtained, all necessary filings or registrations therefore have been made, and there have been, to the Knowledge of the Company and Parent, no threatened cancellations thereof and there are no outstanding disputes thereunder.  The Company has performed all obligations required to be performed by it under such leases and all of such leased or subleased real property where the failure to do so would have a Material Adverse Effect, and all equipment and fixtures on or serving such leased or subleased real property, are in good operating condition and repair, ordinary wear and tear excepted.

4.10          Accounts Receivable.  All of the accounts receivable (except receivables for work performed, but not yet billed) of the Company as of March 31, 2011 are properly reflected on Schedule 4.10 attached hereto and are not subject to the allowance for doubtful accounts set forth therein, valid and enforceable claims, subject to no set-off or counterclaim, and, to the Knowledge of Parent and the Company, are fully collectible in such amount in the ordinary course of business, except as set forth in Schedule 4.10.  The Company has no material accounts receivable or loans or notes receivable from any Affiliates or from any of its officers, directors, consultants, employees, agents or stockholders, except as set forth on Schedule 4.10.

4.11          Inventories.  All of the supplies of inventory of the Company can be used or consumed in the ordinary course of business as now conducted.  Since the date of the Most Recent Financial Statements, except as set forth on Schedule 4.11, there has not been a material change in the amount of such inventory of the Company except for changes as a result of the material purchase and sale of, adjustment to, or consumption of inventory in the ordinary course of business consistent with prior practice, including, but not limited to, established seasonal patterns.

4.12          Intellectual Property.   All patents, patent applications, proprietary designs, copyrights, software, trade names, servicemarks, trademarks and trademark applications which are owned by or licensed to the Company that are part of the Purchased Assets are listed in Schedule 4.12 attached hereto (“Company Intellectual Property”). To the Company’s and Parent’s Knowledge, none of the Company Intellectual Property that are a part of the Purchased Assets violates or will violate any license or infringes or will infringe  any intellectual property rights of any other party.  Other than with respect to commercially available software products under standard end-user object code license agreements, there are no outstanding options, licenses, agreements, claims, encumbrances or shared ownership interests of any kind relating to the Company Intellectual Property that are a part of the Purchased Assets, nor is the Company bound by or a party to any options, licenses or agreements of any kind with respect to the patents, trademarks, service marks, trade names, copyrights, trade secrets, licenses, information, proprietary rights and processes of any other Person.  The Company has not received any communications alleging that the Company has violated or, by conducting the Business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, mask works or other proprietary rights or processes of any other Person. The Company has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Business, where the failure to do so would have a Material Adverse Effect. The Company Intellectual Property constitutes all of the intellectual property that is material to the conduct of the Business as now conducted except the name “Perma-Fix” and the processes known as the “Perma-Fix Process” and “Perma-Fix Process II.”

4.13          Trade Secrets and Customer Lists.  Except as disclosed on Schedule 4.13, the Company has the right to use, free and clear of any Claims or rights of any other Person, all trade secrets and customer lists that are part of the Purchased Assets required for or used in the development or marketing of all services and products being sold by it, and all of such trade secrets and customer lists (other than the Retained Assets) shall be transferred to the Buyer as part of the Purchased Assets.  Any material payments required to be made by the Company for the use of such trade secrets or customer lists are described in Schedule 4.13 attached hereto.  To the Knowledge of the Company and Parent, the Company is not making an unlawful or wrongful use of any confidential information or trade secrets of any other Person, including without limitation any former employer of any present or past employee of the Company.  Except as described on Schedule 4.13, to the Knowledge of the Company and Parent, no officer, director or employee of the Company is a party to any non-competition or confidentiality agreement with any Person other than the Company or Parent.

4.14          Contracts.  Except for contracts, commitments, leases, licenses, plans and agreements described in Schedules 4.7, 4.14, or 4.18 attached hereto, the Company is not a party to or subject to:

(a)           any plan or contract regarding or providing for bonuses, pensions, options, stock purchases, deferred compensation, severance benefits retirement payments, profit sharing, stock appreciation, collective bargaining or the like, or any contract or agreement with any labor union;

(b)           any employment or consulting contract or contract for personal services not terminable at will by the Company without penalty to the Company;

(c)           any contract or agreement for the purchase of any commodity, product, material, supplies, equipment or other personal property, or for the receipt of any service, other than purchase orders entered into in the ordinary course of business for less than $10,000 each and which in the aggregate do not exceed $50,000;

(d)           any contract or agreement for the purchase or lease of any fixed asset, whether or not such purchase or lease is in the ordinary course of business, for a price in excess of $10,000;

(e)           any contract or agreement with any sales agent, distributor of products of the Company involving more than $10,000;

(f)            any contract or agreement concerning a partnership or joint venture with one or more Persons;

(g)           any confidentiality agreement or any non-competition agreement or other contract or agreement containing covenants limiting the Company’s freedom to compete in any line of business or in any location or with any Person;

(h)           any license agreement (as licensor or licensee) (other than shrink wrap licenses) involving more than $10,000;

(i)            any contract or agreement with either a stockholder or any present or former officer, director, consultant, agent or stockholder of the Company or with any Affiliate of any of them, except Parent’s cash management policy or filing consolidated income Tax Returns or management fees payable to Parent consistent with past practices;

(j)            any loan agreement, indenture, note, bond, debenture or any other document or agreement evidencing a capitalized lease obligation; or

(k)           any agreement of guaranty, indemnification, or other similar commitment with respect to the obligations or liabilities of any other Person constituting part of the Assumed Liabilities (other than lawful indemnification provisions contained in the Charters and by-laws of the Company in excess of $25,000.

Copies of all such contracts, commitments, plans, leases, licenses and agreements have been provided or made available to the Buyer prior to the execution of this Agreement, and all such copies are true, correct and complete and have been subject to no amendment, extension or other modification as of the date hereof, except such as are described in any of Schedules 4.7, 4.14, or 4.18 attached hereto.  Except as listed and described in Schedule 4.14, the Company, or, to the Knowledge of the Company and Parent, any other Person, is in default under any such contract, commitment, plan, lease, license or agreement described in Schedule 4.14 (a “Default” being defined for purposes hereof as an actual material default or event of default or the existence of any fact or circumstance which would, upon receipt of notice or passage of time, constitute a material default).

4.15          Customers.  Schedule 4.15 attached hereto sets forth (i) the thirty (30) largest customers of the Company in each of (a) calendar year 2010 and (b) the three months ended March 31, 2011 (the “Large Customers”) and (ii) the ten (10) largest suppliers of the Company in each of (a) calendar year 2010 and (b) the three months ended March 31, 2011 (the “Large Suppliers”).  Except as disclosed on Schedule 4.15 none of the Large Customers have canceled or otherwise terminated or, to the Knowledge of the Company and Parent, threatened to cancel or otherwise terminate, their relationship with the Company or has during the last twelve (12) months decreased materially or, to the Knowledge of Parent, threatened to decrease or limit materially, their usage or purchase of the services or products of the Company.  To the Knowledge of the Company and Parent, none of the Large Customers or Large Suppliers intends to cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its usage or purchase of the services or products of the Company, and the acquisition of the Purchased Assets by the Buyer will not adversely affect the relationship of the Buyer, as the purchaser of the Purchased Assets, with any of the Large Customers or Large Suppliers. Since January 1, 2011, the Company has not transferred or assigned all or any material portion of the services provided to any Large Customer to any of its Affiliates or any third party, except as set forth on Schedule 4.15 attached hereto.

4.16          Compliance with Laws.

(a)         The Company has all licenses, permits, Environmental Permits, franchises, orders, approvals, accreditations, written waivers and other authorizations as are necessary in order to enable it to own and conduct the Business as currently conducted by the Company and to occupy and use its real and personal properties without incurring any material liability (“Necessary Permits”), and is in Compliance with any and all recordkeeping, sampling, assessment, monitoring and document filing requirements of the same, the failure of which would have a Material Adverse Effect.  With respect to each Necessary Permit, (i) the name of the holder of such Necessary Permit; (ii) the date of registration; (iii) the expiration date; and (iv) the registration number is set forth on Schedule 4.16(a) attached hereto.  The Company is in compliance with material local, state and federal regulations with respect to National Fire Protection Association (NFPA) regulations and Florida Fire Protection Code such that Rocket Boulevard may be used for the storage and dispensing of those waste constitutes specified in Part A of the Company’s application for a RCRA Part B Permit dated January 28, 2009, issued as Permit No. [26916-HO-004], the failure of which would have a Material Adverse Effect. No registration, filing, application, notice, transfer, consent, approval, order, qualification, waiver or other action of any kind is required by virtue of the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby to effect the transfer to the Buyer of such Necessary Permits that are transferable under applicable law, except as otherwise required under any Environmental Law, or as set forth on Schedule 4.16(a).  The Company is in Compliance with the terms and conditions of all Necessary Permits, the failure of which would have a Material Adverse Effect.

(b)         Except as disclosed on Schedule 4.16(b), to the Company’s and Parent’s Knowledge, the Company has conducted and is conducting the Business in Compliance with applicable federal, state and local laws, statutes, ordinances, regulations, rules or orders or other requirements of any governmental, regulatory or administrative agency or authority or court or other tribunal relating to it (including, but not limited to, any law, statute, ordinance, regulation, rule, order or requirement relating to securities, properties, business, products, advertising, zoning, sales or employment practices, immigration, terms and conditions of employment, wages and hours, safety, occupational safety, health or welfare conditions relating to premises occupied, product safety and liability or civil rights) (“Legal Requirement”), the failure of which would have a Material Adverse Effect.  The Company is not now charged with, and, to the Knowledge of the Company and Parent, is not now under investigation with respect to, any possible material violation of any applicable Legal Requirement relating to any of the foregoing in connection with the Business and the Company has filed all reports required to be filed with any federal, state or local governmental, regulatory or administrative agency or authority, the failure of which would have a Material Adverse Effect.

4.17          Taxes.  The Company has filed all Tax Returns that it was required to file; however, the Buyer acknowledges that the Company currently is a party to the consolidated income Tax filing group that is the beneficiary of an extension of time within which to file a Federal and Florida income Tax Return for the tax year ended December 31, 2010.  All filed Tax Returns were correct and complete in all material respects.  All Taxes owed by the Company have been paid (whether or not shown on any Tax Return) except as set forth on Schedule 4.17 attached hereto.  No Tax Claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that is or may be subject to the imposition of any Tax by that jurisdiction, the amount of which would have a Material Adverse Effect.  The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee.  Parent is not aware of any dispute or Claim concerning any liability for Taxes of the Company except as set forth on Schedule 4.17 attached hereto.  The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.  The unpaid Taxes of the Company (i) did not, as of the date of the 2010 Financial Statements, exceed the reserve for Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the 2010 Financial Statements (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing their Tax Returns.

4.18          Employee Benefit Plans.  Schedule 4.18 attached hereto lists and identifies each:

(i)
“Employee Pension Benefit Plan” (as such term is defined in Section 3(2) of ERISA), which is maintained or contributed to by the Company or under which the Company has any material liability or material contingent liability; which is not a Multiemployer Plan;

(ii)
“Multiemployer Plan” (as such term is defined in Section 3(37) of 4001(a)(3) of ERISA), which is maintained or contributed to by the Company or under which the Company has any material liability or material contingent liability;

(iii)
“Employee Welfare Benefit Plan” (as such term is defined in Section 3(3) of ERISA), which is maintained or contributed to by the Company or under which the Company has any material liability or material contingent liability; and

(iv)
Stock purchase, option, or bonus plan, deferred compensation, severance pay, incentive, merit or performance bonus, vacation, sick pay or leave, fringe benefit plan, policy, or arrangement, or payroll practice, which is maintained or contributed to by the Company, or under which the Company has any material liability or material contingent liability (individually a “Plan” and collectively, the “Plans”).

Each Plan which is intended to be “qualified” under Section 401(a) of the Code is and, to Parent’s Knowledge, has been at all times so qualified or, in the case of a terminated plan, was so qualified throughout its existence, the failure of which would have a Material Adverse Effect; and each trust maintained thereunder is and has been at all times exempt from taxation under Section 501(a) of the Code, or in the case of a terminated trust, was so exempt throughout its existence, the failure of which would have a Material Adverse Effect.  There have been no amendments to any such Plans which are not the subject of a determination letter issued with respect thereto by the Internal Revenue Service, except as set forth on Schedule 4.18 attached hereto.  No event has occurred that will or could give rise to disqualification of any such Plan under the Code, except as set forth on Schedule 4.18 attached hereto.  No event has occurred that will or could subject any such Plan to tax under Section 511 of the Code, except as set forth on Schedule 4.18 attached hereto, the effect of which would have a Material Adverse Effect.  No Plan has incurred any “accumulated funding deficiency” (as described in Section 302 of ERISA or Section 412 of the Code), whether or not waived, nor has there been any failure to make by its due date a required installment under Section 302(e) of ERISA or Section 412(m) of the Code with respect to any Plan, the effect of which would have a Material Adverse Effect.

No Plan listed in Schedule 4.18 is subject to Title IV of ERISA, except as set forth on Schedule 4.18 attached hereto.  No Plan listed in Schedule 4.18 is a Multiemployer Plan, except as set forth on Schedule 4.18 attached hereto.  Except as listed in Schedule 4.18, each Welfare Benefit Plan has been funded through the purchase of insurance contracts (other than deductibles) under which there are no retroactive rate adjustments or loss sharing arrangements.  To the Knowledge of Parent, each Plan complies and has been administered in form and operation with all requirements of law and regulation applicable thereto, the failure of which would have a Material Adverse Effect.  The Company has performed all of their obligations under all such Plans, the failure of which would have a Material Adverse Effect.  To the Knowledge of the Parent, there have been no acts or omissions which have given rise to, or which could give rise to, any penalty, tax, or fine under Sections 409, 502(c), or 502(i) of ERISA, or Sections 4975 or 4976 of the Code, for which the Company may be liable, except as listed on Schedule 4.18.  None of the assets of any Plan are invested in any employer securities, employer real property, or any annuity contracts, except as set forth on Schedule 4.18 attached hereto.  All contributions required with respect to any Plan for all periods ending prior to the Closing (including periods from the first day of the current plan year to the Closing) will be timely made prior to the Closing by the Company.  To the Knowledge of the Parent, the Company does not have any material liability arising directly or indirectly in connection with any failure of the Company to comply with Section 4980B of the Code or Part 6 of Title I of ERISA or any applicable state law (“COBRA”).  All required reports and descriptions of each Plan (including IRS Form 5500 Annual Reports, Summary Annual Reports, and Summary Plan Descriptions) have been timely filed and distributed, except as set forth on Schedule 4.18 attached hereto.  No Plan provides benefits relating to death, medical, or severance benefits, with respect to current or former employees, officers, or directors (or their beneficiaries) beyond their retirement or other termination of service other than (i) coverage for benefits mandated by applicable law, (ii) death benefits or retirement benefits under an Employee Pension Benefit Plan, (iii) deferred compensation benefits properly accrued as liabilities on the Financial Statements, or (iv) benefits the full cost of which is borne by the current or former employee, officer, or director or his beneficiaries, except as set forth on Schedule 4.18 attached hereto.  There are no actions, suits, or claims (other than routine claims for benefits made in the ordinary course of plan administration for which plan administrative review procedures have not been exhausted) pending or, to the Knowledge of Parent, threatened involving any Plans or the assets of such Plans, and, to the Knowledge of the Parent, no facts exist which could give rise to any such action, suit, or claim.  For each Plan, a true and complete copy of each of the following documents have been delivered to the Buyer: (i) Plan document and all amendments thereto; (ii) most recent Summary Plan Description (together with each Summary of Material Modifications required under ERISA); (iii) IRS Form 5500 Annual Report, if required under ERISA, for the two most recent plan years, together with all schedules, financial statements, and opinions of independent accountants; (iv) the actuarial report, if required under ERISA, for the two most recent plan years; (v) Form PBGC-1, if required under ERISA, for the two most recent plan years; (vi) if the Plan is funded through a trust or any third-party funding vehicle (including a voluntary employee benefit association under Section 501(c)(9) of the Code, or a “multiple employer welfare arrangement” described in Section 3(40) of ERISA), the trust or other funding agreement, all amendments thereto, and the latest financial statements thereof for the two most recent plan years; and (vii) the most recent determination letter received from the Internal Revenue Service with respect to each Plan that is intended to be qualified under Section 401 of the Code.  No event has occurred on or prior to the date of this Agreement that has caused the Company to have any type of liability or obligation, or has resulted in the Company incurring any fine.  Tax or penalty arising from, or with respect to, any Plan administered by or contributed to by Parent or any ERISA Affiliate of the Parent and, to the Knowledge of Parent, no fact exists as of the date of this Agreement, that would give rise to a claim against the Company or the Buyer arising from, or with respect to, any Plan administered by or contributed to by Parent or any ERISA Affiliate of the Parent.

4.19          Environmental Matters.  Except as disclosed on Schedule 4.19 attached hereto or on Schedule 4.16(b), the use and operation by the Company of all facilities and properties used in its business has been, and will be on the Closing Date, in compliance in all material respects with all applicable Environmental Laws, the failure of which would result in a Material Adverse Effect and no Environmental Action has been filed, commenced, or, to the Knowledge of Parent, threatened with or against the Company alleging any failure or potential failure so to comply, which would have a Material Adverse Effect.  The Company has received all Environmental Permits required to allow it to conduct its operations and business, such Environmental Permits are valid and in effect, and the Company is in compliance with such Environmental Permits, the failure of which would have a Material Adverse Effect.  Except as disclosed on Schedule 4.19 attached hereto, the Company sent or arranged for the transportation of Hazardous Materials to a site, or owned or operated a site, which, pursuant to CERCLA or any similar state law, has been placed or is proposed (by the United States Environmental Protection Agency (“EPA”) or similar state authority) to be placed, on the “National Priorities List,” as in effect as of the Closing Date, of hazardous waste sites or any similar state list.  Except as set forth on Schedule 4.19, the Company has not received written notice from any Person, (i) that it has been identified by the EPA or similar state authority as a potentially responsible party under CERCLA or any comparable State law with respect to a site listed or proposed to be listed on the “National Priorities List,” as in effect as of the Closing Date, of hazardous waste sites or any similar state list; (ii) that any Hazardous Materials which the Company has generated, transported, or disposed of has been found at any site at which a Person has conducted, is in the process of conducting or has ordered that the Company conduct a remedial investigation, removal, or other response action pursuant to any Environmental Law, the effect of which would have a Material Adverse Effect; or (iii) that the Company is or shall be a named party to any Environmental Action arising out of any Person’s incurrence of costs, expenses, losses, or damages of any kind whatsoever in connection with the release of Hazardous Materials, the effect of which would have a Material Adverse Effect.  Except as disclosed in Schedule 4.19, there are no underground fuel or other storage tanks located at any of the facilities of the Company.  To the Knowledge of Parent, all such tanks disclosed in Schedule 4.19, together with all appurtenant piping, valve, and related facilities, are, except as disclosed in Schedule 4.19, structurally sound, are not currently and have not in the past been leaking or releasing their contents into the soil or groundwater, and are in compliance with all applicable registration, testing, monitoring, containment, and corrosion protection requirements, the failure of which would result in a Material Adverse Effect.  Except as disclosed on Schedule 4.19 attached hereto, there have been no unpermitted Releases or threatened Releases by the Company on, upon, into, under or from the real estate or other assets of the Company; and, to the Knowledge of Parent, there have been no Releases on, upon, from, under, or into any real property in the vicinity of the real estate owned, leased, occupied or operated by the Company or other assets of the Company which, through the soil, groundwater, or surface water, may have come to be located on, upon, or under such real estate or other assets.  Without in any way limiting the generality of the foregoing, there is, to the Knowledge of Parent, no asbestos contained in or forming part of any building, building component, structure, or office space owned or leased by the Company; and, to the Knowledge of Parent, no polychlorinated biphenyls (“PCBs”) are used or stored at any property owned or leased by the Company, in each case, the effect of which would have a Material Adverse Effect, except as disclosed in Schedule 4.19.  Except as disclosed on Schedule 4.19 attached hereto, (a) the Company owes no deductibles, fees, fines, levies or assessments associated with the existence or validity of its Environmental Permits; (b) is in compliance with any and all deadlines for the filing of any reports, notices, summaries, assessments or forms required by its Environmental Permits or any Environmental Laws; and (c) is in compliance with any and all recordkeeping, monitoring, assessing, reporting and document filing requirements of its Environmental Permits or any Environmental Laws, the effect of the failure to comply with any of the provisions under (a), (b) or (c) would have a Material Adverse Effect.  None of the real property or other assets of the Company is or shall be subject to any applicable environmental clean-up responsibility law or environmental restrictive transfer law or regulation, solely by virtue of the transactions set forth herein and contemplated hereby.  There are no Environmental notices of violation, certifications, assessments, and/or underground storage tank documentation, plans and permitting pertaining to the environmental compliance or conditions of any facility owned, occupied or leased by the Company or any Predecessor known to Parent, other than those set forth on Schedule 4.19, the failure of which would have a Material Adverse Effect.

4.20          Employees.  Schedule 4.20 attached hereto sets forth a true and complete list of all employees of the Company including each such employee’s job title, remuneration and duration of employment period.  The Company is not a party to, and none of its employees is subject to, any collective bargaining agreement or other union contract, other than as disclosed in Schedule 4.20.  Except as disclosed on Schedule 4.20, the Company is in Compliance with applicable federal, state and local laws affecting labor, employment and employment practices, including terms and conditions of employment and wages and hours, the failure of which would have a Material Adverse Effect, and there are, and have been no outstanding complaints against the Company pending or, to the Knowledge of the Company and Parent, threatened before the National Labor Relations Board or any similar state or local agency, except as set forth on Schedule 4.20.  To the Knowledge of the Company and Parent, there is no threatened labor trouble with or effort to organize any of its employees of the Company, except as disclosed on Schedule 4.20.  Except as disclosed on Schedule 4.20, the Company enjoys good relations with its employees. Except as disclosed on Schedule 4.20, the Company is not obligated to pay any employees any severance, restriction, change of control or similar payments on or as a result of Closing of the transactions contemplated by this Agreement or upon termination of their employment at any time after the Closing.

4.21          Litigation.  Except as disclosed on Schedule 4.21 attached hereto, (a) there is no Claim pending or, to the Knowledge of the Company and Parent, threatened by, against, affecting or regarding the Purchased Assets, the Business, the Company at law or in equity, before any federal, state or local court or any other governmental or administrative agency or tribunal or any arbitrator or arbitration panel, and (b) there are no judgments, orders, rulings, charges, decrees, injunctions, notices of violation or other mandates against or affecting the Purchased Assets, the Business, the Company or Parent with respect to the businesses, properties or assets of the Company.

4.22          Insurance.  Schedule 4.22 attached hereto sets forth a summary of all of the Company’s insurance policies (including policies providing property, casualty, liability, and workers’ compensation coverage, benefits or coverage for any Plan described in Section 4.18, and bond and surety arrangements) to which the Company is a party, a named insured, or otherwise the beneficiary of coverage as of the date hereof and specifies the insurer, the amount of coverage, type of insurance, expiration date, and any retroactive premium adjustments or other loss sharing arrangements. The Company has not received any written notice, and to the Knowledge of the Company and Parent, is not aware, of any threatened termination of, any insurance policy set forth on Schedule 4.22.

4.23          Brokers.  Except as disclosed in Schedule 4.23 attached hereto, none of the Company, Parent, or anyone acting on their behalf, has engaged, retained, or incurred any liability to any broker, investment banker, finder or agent or has agreed to pay any brokerage fees, commissions, finder’s fees or other fees with respect to the sale of the Purchased Assets, this Agreement or the transactions contemplated hereby.

4.24          Burdensome Orders.  The Company is not subject to or bound by any judgment, decree or order which has or would have a Material Adverse Effect, except as disclosed on Schedule 4.24 attached hereto.

4.25          Transactions with Interested Persons; Affiliates.  Except as set forth on Schedule 4.25 attached hereto, no officer, supervisory employee or director of the Company owns directly or indirectly, either individually or jointly, any material interest in, or serves as an officer or director of any Person which has a material contract or arrangement with the Company, except that Parent owns all of the issued and outstanding stock of the Company and certain executive officers and directors of Parent are officers and directors of the Company.  Any and all transactions, agreements or arrangements (oral or in writing) that constitute part of the Purchased Assets between the Company and either Parent or any Affiliate of the Company, including without limitation, any transaction, agreement or arrangement (oral or in writing) relating to any past or present employees, customers, vendors, service providers or suppliers of the Company, are set forth on Schedule 4.25 attached hereto.

4.26          Records and Books.  The minute books of the Company have previously been made available to the Buyer and accurately record all corporate action taken by the stockholders and boards of directors and committees thereof from the date of organization through the date hereof.

4.27          No Corrupt Practices.  Neither the Company nor to the Parent’s Knowledge, any director, officer, agent, employee of the Company or any other Person, in each case when acting on behalf of the Company or the Business, has used any corporate or other funds for unlawful contributions, payments, gifts or entertainment, or made any unlawful expenditures relating to political activity, to government officials or others or established or maintained any unlawful or unrecorded funds with respect to the Business.  Neither the Company nor any director, officer, agent, employee of the Company, any stockholder or any other Person, in each case when acting on behalf of the Company, has accepted or received any unlawful contributions, payments, gifts or expenditures with respect to the Business.

4.28          Disclosure of Material Information.  Neither this Agreement (including the Schedules and Exhibits hereto) nor any document, certificate or instrument furnished in connection therewith contains, with respect to the Company, any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein not misleading, the effect of which would have a Material Adverse Effect.  There is no fact known to Parent which would result in a Material Adverse Effect and which has not been set forth in this Agreement or in any other document delivered in connection herewith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER AND TEI

The Buyer and TEI, jointly and severally, hereby represent and warrant to the Company and Parent as of the date hereof as follows:

5.1           Organization and Qualification.  TEI is a Massachusetts corporation duly organized, validly existing and in good standing under the laws of The Commonwealth of Massachusetts, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.  The Buyer is a Florida corporation duly organized, validly existing and in good standing under the laws of the State of Florida, with full power and authority to own, use or lease its properties and to conduct its business as such properties are owned, used or leased and as such business is currently conducted.  TEI is the sole stockholder of the Buyer.

5.2           Authority; No Violation.  Each of TEI and the Buyer has the requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance of this Agreement of each of TEI and the Buyer has been duly and validly authorized and approved by all necessary corporate action on the part of the Buyer and TEI and this Agreement constitutes the legal and binding obligation of TEI and the Buyer, enforceable against each of TEI and the Buyer in accordance with its terms, except that the enforceability hereof may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and that the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding may be brought.  Assuming the accuracy of the representations and warranties of the Company and the Parent hereunder, the entering into of this Agreement by each of TEI and the Buyer does not, and the consummation by the Buyer of the transactions contemplated hereby will not, violate the provisions of (a) any applicable federal, state or local laws; (b) its Charter or by-laws of the Buyer and TEI; (c) except under TEI’s current credit facility with Webster Bank, any provision of, or result in a default or acceleration of any obligation under, or result in any change in the rights or obligations of the Buyer under or TEI, any Lien, contract, agreement, license, lease, instrument, indenture, order, arbitration award, judgment, or decree to which the Buyer is a party or by which it is bound, or to which any property of the Buyer or TEI is subject; or (d) give to any third party  any interest or rights, including rights of termination of cancellation, in or with respect to any of the material properties, assets, agreements, contracts or business of the Buyer or TEI, which would have a Material Adverse Effect.

5.3           Required Filings and Consents.  The execution and delivery of this Agreement by each of TEI and the Buyer does not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or local governmental agency or authority.

5.4           Litigation.  There are no claims, suits, actions or proceedings pending or to the Buyer’s or TEI’s knowledge, threatened against the Buyer or TEI, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement.

5.5           Brokers.  Except for Equities Securities Partners, neither TEI nor the Buyer has retained the services of any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement.

ARTICLE VI

COVENANTS

6.1           Covenants of the Company and Parent.  The Company and Parent shall keep, perform and fully discharge the following covenants and agreements:

(a)            Interim Conduct of Business.  From the date hereof until the Closing, the Company shall operate the Business as a going concern consistent with prior practice and in the ordinary course of business (except as may be authorized pursuant to this Agreement or as set forth on Schedule 6.1(a) hereto).  Without limiting the generality of the foregoing, from the date hereof until the Closing, except for transactions contemplated by this Agreement or expressly approved in writing by TEI, shall not:

(i)            enter into or amend any employment, bonus, severance, or retirement contract or arrangement (including any Plan as described in Section 4.18) which would constitute an Assumed Liability, or materially increase any salary or other form of compensation payable or to become payable to any current employee of the Company, other than in the ordinary course of business consistent with prior practice;

(ii)            purchase any assets or real estate or any interest therein other than in the ordinary course of business or to replace any damaged or obsolete assets;

(iii)           merge or consolidate with or agree to merge or consolidate with, or purchase or agree to purchase all or substantially all of the assets of, acquire securities of or otherwise acquire any Person;

(iv)           sell, lease, transfer or otherwise dispose of or agree to sell, transfer, lease or otherwise dispose of any of its assets, properties, rights or claims, whether tangible or intangible, having an aggregate book value in excess of $25,000, except in the ordinary course of business consistent with prior practice;

(v)            incur any liability, guaranty or obligation (fixed or contingent) other than in the ordinary course of business consistent with prior practice;

(vi)           place or permit to be placed any Lien on any of the Purchased Assets or properties, other than statutory Liens arising in the ordinary course of business;

(vii)          change its accounting practices and/or procedures;

(viii)         accelerate receivables or delay or postpone payment of any accounts payable or other liability, except in the ordinary course of business consistent with prior practice;

(ix)           transfer any assets having a total cumulative book value in excess of $25,000 to Parent or any Affiliate or Subsidiary of Parent other than cash transferred to Affiliates in the normal and ordinary course of business consistent with past practices, or inventory of waste transferred to Affiliates for treatment, storage or disposal or activity in the ordinary course of business consistent with past practices or transfer cash to Parent consistent with Parent’s cash management policy or to pay Taxes as a result of filing consolidated income tax returns or payment of management fees to Parent consistent with past practices; or

(x)            agree to a material change or materially add to the terms and conditions of any Necessary Permit without the prior written approval of the Buyer, which will not be unreasonably withheld;

(xi)           materially increase the Company’s disposal inventory by an amount not to exceed $25,000, except in the ordinary course of business of the Company;

(xii)           transfer any customer account to any of its Affiliate or any third party; or

(xiii)          abandon any part of the Business that would result in a Material Adverse Effect.

(b)           Access.  The Company shall, upon reasonable notice, give the Buyer, TEI and their respective representatives reasonable access to all relevant properties, assets, books, contracts, commitments and records of the Company during reasonable business hours and shall promptly furnish the Buyer and TEI with all financial and operating data and other information as to the history, ownership, Affiliates, business, operations, properties, assets, liabilities, or condition (financial or otherwise) of the Company as the Buyer and TEI may from time to time reasonably request; provided that in connection with such review and inspection, none of the Buyer, TEI, or any of their respective agents shall unreasonably interfere with the operation of the Company prior to the Closing.

(c)            Retained Liabilities.  From and after the date hereof through the Closing Date, the Company and Parent agree to pay and perform all of the Retained Liabilities as they come due, unless the Company or Parent are contesting such in good faith.

(d)           Satisfaction of Conditions.  The Company and Parent shall use their best efforts to accomplish the satisfaction of the conditions precedent to Closing contained in Section 7.1 herein on or prior to the Closing Date.

(e)            Non-Solicitation of Employees.  For the period beginning on the Closing Date and ending on the date two (2) years after the Closing Date (the “Non-Solicitation Period”), each of Parent and the Company shall not, and shall not permit any of their respective Affiliates (collectively, the “Restricted Parties” and individually, a “Restricted Party”), for its own benefit or for the benefit of any Person other than Buyer and TEI: (i) solicit, or assist any Person other than Buyer to solicit, any employees of Company listed on Schedule 4.20 to leave his employment; or (ii) hire or cause to be hired, any employee of Company listed on Schedule 4.20, except nothing contained herein shall prohibit the Parent, Company or any of their Affiliates from hiring an employee listed on Schedule 4.20 that is no longer employed by the buyer and such employee solicits the Parent, Company or their Affiliates for employment after the termination of any such individual’s employment.

(f)            Non-Solicitation of Customers.  During the Non-Solicitation Period, each Restricted Party shall not solicit or encourage any of the Large Customers to divert, terminate, curtail or otherwise limit its business relationship with the Buyer or otherwise direct or divert or attempt to direct or divert any Large Customer to any other entity or interfere with any business relationship between the Buyer and such Large Customer.  Notwithstanding the foregoing, nothing herein shall limit or restrict any Restricted Party from soliciting any of the Large Customers to treat, store or dispose of waste containing radioactive constituents or mixed waste (i.e., waste that contains radioactive constituents and Hazardous Materials).  For purposes of this Section 6.1(f), the business relationship by and between the Buyer and each such Large Customer shall be the business relationship that (i) is occurring or has occurred between the Company and such Large Customer at the address of such Large Customer noted on Schedule 6.1(f) during the calendar years 2010 and/or 2011 prior to the Closing (the “Primary Business Address”), or, if such address on Schedule 6.1(f) is listed as a P.O. Box address, billing address or one of multiple addresses serviced by the Company, then such other address of that Large Customer in the State of Florida where the Company has performed such Primary Business Relationship during 2010 and 2011 prior to Closing; or (ii) shall occur at any address located in the State of Florida to which a Large Customer shall relocate at any time during the Non-Solicitation Period.

(g)           Non-Competition.  During the Non-Solicitation Period, the Company agrees and acknowledges that it is a “Restricted Party” for purposes of the provisions of Section 6.1(f) of the Stock Purchase Agreement, dated June 13, 2011, by and between TEI and Parent, and, accordingly, is subject to and bound by the terms and conditions of such Section 6.1(f) as a Restricted Party.

(h)           Acknowledgements.  Each of Parent and the Company acknowledges that: the above covenants are manifestly reasonable on their face.  The parties expressly agree that the restrictions set forth in Sections 6.1(e) and (f) have been designed to be reasonable and no greater than is required for the protection of the Buyer and are a significant element of the consideration hereunder.  If the final judgment of a court of competent jurisdiction declares that any term or provision of Sections 6.1(e) and (f) is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope or duration of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(i)            No Solicitation, Confidentiality, Etc.  Prior to the termination of this Agreement pursuant to ARTICLE VIII hereof, neither the Company, Parent or any of their respective agents, representatives, employees, officers and/or directors will (i) solicit or negotiate with respect to any inquiries or proposals relating to (x) the possible direct or indirect acquisition of any equity security of the Company or of all or a portion of the Purchased Assets or the Business of the Company or (y) any merger, consolidation, joint venture or business combination with the Company, or (ii) discuss or disclose either this Agreement or other confidential information pertaining to the Company or with any Person (except as may be required by law or except as may be required in connection with the transactions contemplated by this Agreement to Affiliates, officers, directors, employees and agents of the Company) without the prior written approval of the Buyer.  The Buyer acknowledges that the prior distribution of material regarding the Company to interested parties shall not be deemed to violate this Section 6.1(i).  The Company and Parent shall advise such parties of the existence of this Agreement and shall refrain from entering into further discussions with such parties concerning the sale of the Company to the extent otherwise prohibited by this Section 6.1(i).

(j)            WARN Act.  The Parent shall be responsible for any notice required under or liability associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§2101-2109), COBRA group health plan continuation coverage (29 U.S.C. §§ 601-608 and 26 U.S.C. §4980B) and any applicable state or local plant closing, mass layoff, relocation, or severance, or continuation coverage laws associated with the employees of the Company which takes place or arises before the Closing Date, and the Buyer shall be responsible for any such notice or liability associated with any employee of the Company on or after the Closing Date which takes place or arises after the Closing Date.

(k)           Accuracy of Representations and Warranties.  From the date of this Agreement until the Closing, Parent and the Company shall promptly deliver to the Buyer supplemental information concerning events or circumstances occurring subsequent to the date hereof which would render any representation, warranty or statement in this Agreement or the Disclosure Schedules inaccurate or incomplete at any time after the date of this Agreement until the Closing and if the Buyer would have the right to terminate this Agreement pursuant to Section 8.1(c) as a result of the information so disclosed and it does not exercise such right prior to the Closing, then such supplemental information shall constitute an amendment of the representation, warranty or statement to which it relates for purposes of Article IX of this Agreement and shall not serve as a basis for an indemnification claim under Article IX of this Agreement.

(l)            Lien Searches.  Prior to the Closing, the Company shall conduct, or cause to be conducted by a nationally recognized service company, as of a date or dates as late as reasonably practicable prior to the Closing Date, a lien search, including without limitation security interests and other notice filings under the Uniform Commercial Code, Tax liens, and judgment liens, of record in each jurisdiction where assets of the Company are located or in which the Company conducts the Business upon, against or affecting the Purchased Assets.  The results of such lieu search shall be delivered to the Buyer within ten (10) days prior to the Closing.

(m)           Further Assurances.  Each of the Company and Parent shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by the Buyer to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

6.2           Covenants of the Buyer and TEI.   The Buyer and TEI hereby agree to keep, perform and fully discharge the following covenants and agreements:

(a)            Employees.  Except as provided in this section, the parties agree that the Buyer may, at its sole and absolute discretion, after consultation with the Company, offer employment to qualified employees of the Company or any individuals who work in the Business on behalf of the Company, but are employees of any Affiliate of Parent or the Company as of the Closing Date.  Such employees who accept the offer of employment (each a “Hired Employee”) will be employed by the Buyer upon such terms and conditions as the Buyer and such Hired Employee may agree, it being understood and agreed that the Buyer shall not be responsible for any post-Closing obligations and any accrued liabilities of the Company to former or current employees not hired by the Buyer.  The Company shall retain, assume, bear and discharge all liabilities for any and all claims incurred or made by Hired Employees and their dependents and beneficiaries under any Plan.  The Buyer agrees that Hired Employees will receive full credit for service with the Company for purposes of determining eligibility and vesting under Plans of the Buyer or its Affiliates.  As of the Closing Date, each Hired Employee shall cease participation in any and all Plans of the Company.

(b)           Satisfactory Conditions.  TEI and the Buyer shall each comply with all of the conditions of Section 7.2 and accomplish to the satisfaction of the Company and Parent of the conditions precedent to Closing contained in Section 7.2 below on or prior to the Closing Date.

(c)           Further Assurances.  The Buyer and TEI shall, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take such other actions as shall be necessary, or otherwise reasonably requested by Parent and the Company to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby.

(d)           Assumed Liabilities.  From and after the Closing, TEI and the Buyer, jointly and severally, shall pay, perform and fully discharge all of the Assumed Liabilities as they become due.

(e)           Books and Records.  For a period of six (6) years commencing on the Closing Date, or for such longer period as may be required by applicable law, TEI and the Buyer shall make all books and records included as part of the Purchased Assets available for inspection and copying by the Parent and its representatives during regular business hours upon seven (7) Business Days’ prior notice.

(f)            WARN Act.  From and after the Closing, TEI and the Buyer shall not take any act or action which would result in any notice required under or liability associated with the Worker Adjustment and Retraining Notification Act (29 U.S.C. §§2101-2109) (“WARN Act”), COBRA group health plan continuation coverage (29 U.S.C. §§ 601-608 and 26 U.S.C. §4980B) (“COBRA”) and any applicable state or local plant closing, mass layoff, relocation, or severance, or continuation coverage laws associated with the employees of the Buyer which takes place or arises due to acts of the Buyer or TEI on or after the Closing Date, and the Buyer and TEI shall, jointly and severally, be responsible for any such notice or liability associated with the WARN Act, COBRA and any applicable state or local plant closing, mass layoff, relocation or severance or continuation coverage laws associated with any employee or employees of the Company, the Buyer or TEI on or after the Closing Date which takes place or arises on or after the Closing Date.

6.3           Covenants of Parent, Company, TEI and the Buyer.

(a)           Confidentiality; Access to Information.  Each party agrees to maintain in confidence any information that has been identified as non-public information and received from the other party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (a) information which was known to the one party or their respective agents prior to receipt from the other party; (b) information which is or becomes generally known; (c) information acquired by a party or their respective agents from a third party who was not bound to an obligation of confidentiality; and (d) disclosure required by law.  In the event this Agreement is terminated in accordance with the terms of this Agreement, each party (x) will return, destroy or cause to be returned or destroyed to the other all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement, and (y) will use commercially reasonable efforts to delete from its computer systems all documents and other material obtained from the other in connection with the transactions contemplated by this Agreement.

(b)           Regulatory Approvals. The Company, Parent, TEI and the Buyer shall use all reasonable efforts to file, as soon as practicable after the date of this Agreement, all notices, reports and other documents required to be filed with any federal, state or local governmental regulatory or administrative agency or authority with respect to the transactions contemplated by this Agreement (if any), except for such filings that are required to be filed by Parent under any federal, state or local Environmental Laws, rules, or regulations and to submit promptly any information requested by any such governmental agency or authority to the extent that TEI, the Buyer and Company jointly determine it is reasonable and prudent to do so.  Without limiting the generality of the foregoing, the Company, TEI and the Buyer shall, promptly after the date of this Agreement, prepare and file any and all notifications and certifications required under the applicable federal and state Environmental Law and bulk transfer or similar state statute. From and after the date hereof through the Closing Date and following the Closing the Company and the Buyer will use their commercially reasonable efforts to effect the transfer to the Buyer of all of the Necessary Permits and all other permits, licenses, and leases which are associated with the Business of the Company as presently conducted, to the extent the same are by their terms transferable.  The Company and the Buyer shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analysis, appearance, presentation, memorandum, brief, argument, opinion or proposal made or submitted in connection with any governmental filing.  In addition, except as may be prohibited by any federal, state or local governmental agency or authority or by any Legal Requirement, each of the Company, TEI and the Buyer agree to permit authorized representatives of the other party to be present at each meeting or conference relating to any such legal proceeding and to have access to and be consulted in connection with any document, opinion or proposal made or submitted to any  federal, state or local governmental agency or authority in connection with any such legal proceeding.

ARTICLE VII

CLOSING CONDITIONS

7.1           Conditions to Obligations of the Buyer and TEI.  The obligations of the Buyer and TEI to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)           Representations, Warranties and Covenants.  Each of the representations and warranties of the Company and Parent contained in this Agreement shall remain true and correct at the Closing Date as if made on the Closing Date; the Company and Parent shall have performed, on or before the Closing Date, all of their respective material obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed on or before the Closing Date; and the Company and Parent shall have delivered to the Buyer an Officer’s Certificate dated the Closing Date of the Company and Parent to such effect.

(b)           No Pending Action.  No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of the State of Florida, and no investigation by any Governmental Authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other Governmental Authority or arbitrator, which, in any such case, in the reasonable judgment of the Buyer could prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Purchased Assets) or result in a Material Adverse Effect.

(c)           Purchase Permitted by Applicable Laws; Legal Investment.  The Buyer’s purchase of and payment for the Purchased Assets (i) shall not be prohibited by any applicable law or governmental order, rule, ruling, regulation, release or regulatory agency interpretation, and (ii) shall not constitute a fraudulent or voidable conveyance under any applicable law.

(d)           Proceedings Satisfactory.  All proceedings taken in connection with the purchase and sale of the Purchased Assets, all of the other Purchase Documents and all documents and papers relating thereto, shall be in form and substance reasonably satisfactory to the Buyer.  The Buyer and its counsel shall have received copies of such documents and papers required by the terms of this Agreement, all in form and substance reasonably satisfactory to the Buyer.  Any Purchase Document, any Schedule or Exhibit to this Agreement and any other document, agreement or certificate contemplated by this Agreement, not approved by the Buyer in writing as to form and substance on the date this Agreement is executed, shall be reasonably satisfactory in form and substance to the Buyer.

(e)           Consents - Permits.  The Company shall have obtained (and there shall be in full force and effect) all material consents, approvals, licenses, permits, orders and other authorizations of, and shall have made (and there shall be in full force and effect) all such applications, filings, registrations, qualifications and declarations with, any Person pursuant to any applicable law, statute, ordinance regulation or rule or pursuant to any agreement, order or decree to which the Company is a party or to which it is subject, in connection with the transactions contemplated by this Agreement and the sale of the Purchased Assets set forth on Schedule 7.1(e).

(f)            Corporate Documents.  Each of the Company and Parent shall have delivered to the Buyer:

(i)            an Officer’s Certificate of the Secretary of the entity certifying (x) the incumbency and genuineness of signatures of all officers of the entity, as the case may be, executing this Agreement, any document delivered by the entity at the Closing and any other document, instrument or agreement executed in connection herewith, (y) the truth and correctness of resolutions of the entity authorizing the entry by the entity into this Agreement and the transactions contemplated hereby and (z) the truth, correctness and completeness of its by-laws;

(ii)            the Charter of the entity certified as of a recent date by the state of its incorporation; and

(iii)           certificates of corporate and tax good standing and legal existence of the entity as of a recent date from the state of its incorporation and the state(s) in which it is qualified to do business.

(g)           Transfer of Purchased Assets.  All of the Purchased Assets shall have been effectively sold, transferred, conveyed and assigned to the Buyer, free and clear of all Liens (other than Liens relating to Assumed Liabilities), and all of the requisite and necessary deeds, conveyances, certificates of title, assignments, assurances and other instruments and documents shall have been executed, delivered and, if appropriate, filed or recorded. The Company shall deliver all of the original titles to all of the vehicles that are included in the Purchased Assets.

(h)           Bill of Sale.  The Company shall have executed the Bill of Sale.

(i)            Transfer of Necessary Permits.  All of the Necessary Permits (including, without limitation, RCRA Hazardous Waste Permit No 26916-HO-006/ EPA ID #  FLD980559728, and any other Environmental Permit) shall have been transferred to (only if such are transferable) or obtained by the Buyer on or before the Closing Date.

(j)            Opinion of Counsel.  The Buyer and TEI shall have received a favorable opinion, dated the Closing Date and satisfactory in form to the Buyer and its counsel, of Conner & Winters, LLP, counsel to the Company and Parent.

(k)            Real Estate Purchase Agreement.  The Company shall have performed and taken all action and delivered all documents required of it under the Real Estate Purchase and Sale Agreement to the reasonable satisfaction of the Buyer and its counsel.

(l)             FIRPTA Certificate.  The Company shall prepare and deliver to the Buyer a FIRPTA Certificate in substantially the form of Exhibit C attached hereto.

(m)           No Material Adverse Effect.  Prior to the Closing Date, there shall have been no Material Adverse Effect and there shall not have been any events, circumstances or developments which, with the passage of time, might reasonably be expected to be a Material Adverse Effect, all as determined in the reasonable discretion of the Buyer.

(n)           Closing Net Working Capital.  Parent shall agree in writing to the calculation of the Closing Net Working Capital.

(o)           Due Diligence.  The Buyer shall have successfully completed and been satisfied in its sole discretion with its due diligence investigation of the Company and the Business.

(p)           Financing.  Buyer shall have secured financing to consummate the transactions contemplated hereunder in form and substance reasonably acceptable to Buyer and, in connection therewith, received any requisite approval from its lender to the Buyer entering into this Agreement and the transactions contemplated hereunder.

(q)           Collateral Assignment.  Parent and the Company shall each execute and deliver a Collateral Assignment of Buyer’s rights under this Agreement in form and substance acceptable to Buyer and Webster Bank.

7.2           Conditions to Obligations of the Company and Parent.  The obligations of the Company and the Parent to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

(a)            Representations, Warranties and Covenants.  Each of the representations and warranties of the Buyer and TEI in this Agreement shall remain true and correct at the Closing Date, and the Buyer and TEI shall, on or before the Closing Date, have performed all of their obligations under this Agreement and the other Purchase Documents which by the terms thereof are to be performed by it on or before the Closing Date; and the Buyer and TEI shall have delivered an Officer’s Certificate to the Company dated the Closing Date to such effect.

(b)           No Pending Action.  No legislation, order, rule, ruling or regulation shall have been proposed, enacted or made by or on behalf of any governmental body, department or agency, and no legislation shall have been introduced in either House of Congress or in the legislature of any state, and no investigation by any Governmental Authority shall have been commenced or threatened, and no action, suit, investigation or proceeding shall have been commenced before, and no decision shall have been rendered by, any court or other Governmental Authority or arbitrator, which, in any such case, was not known by the Company or Parent on the date hereof or which could adversely affect, restrain, prevent or rescind the transactions contemplated by this Agreement (including, without limitation, the purchase and sale of the Purchased Assets) or result in a Material Adverse Effect.

(c)           Payment of Purchase Price.  The Buyer shall have delivered, via wire transfer, the Purchase Price to the Company.

(d)           Real Estate Purchase and Sale Agreement.  The Buyer shall have caused  Rockett Boulevard Properties to have taken any and all actions and delivered any and all documents as required of it under each of the Real Estate Purchase and Sale Agreement to the reasonable satisfaction of the Company and Parent and its counsel.  The transaction contemplated by the Real Estate Purchase and Sale Agreement shall have been consummated pursuant to their terms simultaneously with the Closing.

(e)            Opinion of Counsel.  The Company and Parent shall have received a favorable opinion dated the Closing Date and satisfactory in form to the Company and Parent and its counsel, of Posternak Blankstein & Lund LLP, counsel to the Buyer and TEI.

ARTICLE VIII

TERMINATION

8.1           Termination of Agreement.  This Agreement and the transactions contemplated hereby may (at the option of the party having the right to do so) be terminated at any time prior to the Closing:

(a)           Mutual Consent.  By mutual written consent of TEI and Parent;

(b)           Court Order.  By the Buyer and TEI or Parent and Company if any court of competent jurisdiction shall have issued an order pursuant to the request of a third party restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(c)           Termination by the Buyer and TEI.  By the Buyer and TEI by notice to Parent and the Company if (i) a condition to the obligations of the Buyer and TEI set forth in Section 7.1 hereof has not been fulfilled within thirty (30) days of the date of this Agreement, (ii) a default under or a breach of this Agreement shall be made by Parent and the Company that is not cured to the satisfaction of the Buyer and TEI within ten (10) days of notification thereof, or (iii) any representation or warranty set forth in this Agreement or in any other Purchase Document delivered by Parent and the Company pursuant hereto shall be false or misleading; or

(d)           Termination by Parent.  By Parent by notice to the Buyer and TEI if (i) a condition (other than Section 7.2(c) if TEI and the Buyer’s failure to satisfy such condition is as a result of a failure of Parent and the Company to satisfy the conditions of Section 7.1 herein) to the obligations of the Company and Parent set forth in Section 7.2 hereof has not been fulfilled within thirty (30) days of the date of this Agreement, (ii) a default under or a breach of this Agreement shall be made by the Buyer and TEI that is not cured to the satisfaction of Parent within ten (10) days of notification thereof, or (iii) any representation or warranty set forth in this Agreement or in any other Purchase Document delivered by the Buyer and TEI pursuant hereto shall be false or misleading.

8.2           Effect of Termination.  If this Agreement is terminated pursuant to Section 8.1, all further obligations of the parties under this Agreement shall terminate; provided, the parties shall, in all events, remain bound by and continue to be subject to the provisions set forth in Sections 6.1(i), 6.3, 8.2, 10.1, 10.3, 10.4, 10.6, 10.7, 10.9, and 10.10.

ARTICLE IX

INDEMNIFICATION

9.1           Survival of Representations, Warranties and Covenants.  Each and every representation and warranty set forth in this Agreement shall survive until the second anniversary of the Closing Date, except with respect to the representations and warranties set forth in Sections 4.1, 4.2, 4.4, 4.8, 4.16, 4.17, 4.18, 4.19 and 4.23, which shall survive the Closing until thirty (30) days after the expiration of the applicable statute of limitations.  Each and every covenant set forth herein shall survive the Closing until the earlier of (i) the date the applicable covenant has been fully performed or discharged or (ii) the expiration of the covenant pursuant to its terms.  From and after the applicable period of survival with respect to such respective representations and warranties and covenants of the Buyer and Parent, neither of Buyer nor Parent, or any Affiliate of the Buyer or Parent shall have any liability whatsoever with respect to any such representation or warranty, except for claims for fraud or intentional misrepresentation.  If, at any time prior to the expiration of the survival period set forth above with respect to any particular representation, warranty or covenant of a party, an Indemnitee delivers to an Indemnifying Party a written notice alleging the existence of an inaccuracy in or a breach of such representation or warranty (and setting forth in reasonable detail the basis for such Indemnitee’s belief that such an inaccuracy or breach may exist) and asserting a claim for Losses based on such alleged inaccuracy or breach, then the representation,  warranty or covenant underlying the claim asserted in such notice and all related indemnity obligations under this Article IX related thereto shall survive until final resolution of such claim.  The representations, warranties, covenants and obligations of each party, and the rights and remedies that may be exercised by an Indemnitee shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of such party or any of its Affiliates, agents and/or representatives.  This Section 9.1 shall have no effect upon any other obligation of the parties hereto, whether to be performed before or after the Closing Date.

9.2           Indemnification by Parent and the Company.  Subject to the terms, conditions and limitations set forth in this ARTICLE IX, Parent and the Company, jointly and severally shall indemnify, defend and hold TEI, the Buyer and their respective officers, directors, consultants, employees, owners, agents, subsidiaries, representatives and Affiliates (collectively the “Buyer Indemnitees”), harmless from and against any and all damages, actions, suits, investigations, proceedings, demands, assessments, audits, judgments, claims, losses, obligations, deficiencies, liabilities, encumbrances, penalties, costs, and expenses, including reasonable attorneys’ fees and costs (“Buyer Losses”), in connection with any Buyer Losses which any Buyer Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following:  (i) any breach of a representation or warranty by the Company or the Parent set forth in the Agreement or in any other Purchase Document, (ii) nonfulfillment of any of the covenants of the Company or Parent in this Agreement or in any Purchase Document to which it is a party; (iii) any of the Retained Liabilities; (iv) fraud or intentional misrepresentation on the part of each of the Company or Parent in connection with the representations and warranties of the Company or the Parent contained in this Agreement; (v) any Taxes required to be paid by the Company or Parent with respect to the Purchased Assets or the Business for any period ending on or before the Closing Date; (vi) any federal or state fraudulent transfer statute; (vii) the failure to comply with the terms or conditions of any Environmental Permits and/or the failure to obtain any Environmental Permit as may be necessary or required by any Environmental Law; (viii) any Off-site Contamination; or (ix) any and all of the repairs required to be made to any Repair Vehicle in accordance with Section 2.7 herein.

9.3           Indemnification by the Buyer.  Subject to the terms, conditions and limitations set forth in this ARTICLE IX, TEI and the Buyer, jointly and severally, shall indemnify, defend and hold the Company and Parent, and their respective officers, directors, consultants, employees, owners, agents and Affiliates (collectively, the “Company Indemnitees,” and at times together with the Buyer Indemnitees, “Indemnitees”), harmless from and against any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments, damages, losses, obligations, deficiencies, liabilities, claims, encumbrances, penalties, costs, and expenses, including reasonable attorneys’ fees and costs (“Company Losses,” and at times together with Buyer Losses, “Losses”), in connection with any Company Losses which the Company Indemnitee may suffer or incur, resulting from, related to or arising out of any of the following:  (i) any breach of a representation or warranty or nonfulfillment of any of the covenants of the Buyer or TEI in this Agreement or in any other Purchase Document; (ii) any of the Assumed Liabilities; (iii) fraud or intentional misrepresentation on the part of each of the Buyer or TEI; and (iv) the Purchased Assets or the operation of the Business by the Buyer which arise after the Closing Date.

9.4           Notice and Opportunity to Defend.

(a)            If an Indemnitee has incurred or suffered Losses for which it is entitled to indemnification under this ARTICLE IX, such Indemnitee shall, prior to the expiration of the representation, warranty, covenant or agreement to which such claim relates, give written notice of such claim (a “Claim Notice”) to Parent and the Company or the Buyer and TEI (as the case may be) (the “Indemnifying Party”).  Each Claim Notice shall state the amount of claimed Losses (the “Claimed Amount”), if known, and the factual background and basis for such claim in reasonably sufficient detail so as to enable the Indemnifying Party to understand and respond to the Claim Notice as provided in Section 9.4(b) below.

(b)           Except as set forth in clause (iv) herein, within twenty (20) Business Days after delivery of a Claim Notice, the Indemnifying Party shall provide to the Indemnitee a written response (the “Response Notice”) in which the Indemnifying Party shall:  (i) agree that all of the Claimed Amount is owed to the Indemnitee, (ii) agree that part, but not all, of the Claimed Amount (the “Agreed Amount”) is owed to the Indemnitee, (iii) contest that any of the Claimed Amount is owed to the Indemnitee, or (iv) request additional information that the Indemnifying Party believes in good faith it needs to respond to the Claim Notice, which request must be made within ten (10) Business Days after the Indemnifying Party’s receipt of the Claim Notice.  In the event the Indemnifying Party requests further information pursuant to the foregoing clause (iv), the Indemnitee shall provide the additional information, if any, within ten (10) Business Days, and the Indemnifying Party shall then respond as provided in the foregoing clauses (i), (ii) or (iii) within ten (10) Business Days after receipt of such additional information or notice from the Indemnitee that no further information exists.  The Indemnifying Party may contest the payment of all or a portion of the Claimed Amount only based upon a good faith belief that all or such portion of the Claimed Amount does not constitute Losses for which the Indemnitee is entitled to indemnification under this ARTICLE IX.  If no Response Notice is delivered by the Indemnifying Party within such twenty (20) Business Day period, the Indemnifying Party shall be deemed to have agreed that all of the Claimed Amount is owed to the Indemnitee; provided, however, that the failure to adhere strictly to the timing provided herein shall not be a waiver of any indemnification claim or defense, except to the extent such failure causes prejudice to the other party.

(c)            If the Indemnifying Party in the Response Notice agrees (or is deemed to have agreed) that all of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall, subject to the terms and limitations contained in this ARTICLE IX, promptly (and in any event within five (5) Business Days) pay the Claimed Amount to the Indemnitee.  If the Indemnifying Party in the Response Notice agrees that part, but not all, of the Claimed Amount is owed to the Indemnitee, the Indemnifying Party shall, subject to the terms and limitations contained in this ARTICLE IX, promptly (and in any event within five (5) Business Days) pay to the Indemnitee, directly, an amount equal to the Agreed Amount set forth in such Response Notice.  Acceptance by the Indemnitee of part payment of any Claimed Amount shall be without waiver to that Indemnitee’s right to claim and the Indemnifying Party’s obligation to pay the balance of any such Claimed Amount that is due the Indemnitee.  If the Indemnifying Party in the Response Notice contests all or part of the Claimed Amount (the “Contested Amount”), the Indemnifying Party and the Indemnitee shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations within twenty (20) days, either may commence a lawsuit or other appropriate proceeding in a court of competent jurisdiction.

(d)           The Indemnitee shall give prompt written notification to the Indemnifying Party of the commencement of any action, suit or proceeding relating to a third party claim for which indemnification pursuant to this ARTICLE IX may be sought; provided, however, that no delay on the part of the Indemnitee in notifying the Indemnifying Party shall relieve the Indemnifying Party of any liability for Losses hereunder except to the extent of any Loss or material prejudice caused by or arising out of such delay.  Within five (5) Business Days after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnitee, assume control of the defense of such action, suit or proceeding with counsel reasonably satisfactory to the Indemnitee. If the Indemnifying Party does not so assume control of such defense, the Indemnitee shall control such defense.  If the Indemnifying Party assumes the defense notwithstanding the satisfaction of the foregoing conditions, the Indemnitee may object in writing within three (3) Business Days, and in the event of such objection the parties shall negotiate in good faith which party will control the defense.  In the absence of agreement as to which party controls the defense within three (3) Business Days from the Indemnifying Party’s receipt of an objection, the Indemnifying Party shall assume control of the defense.  The party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and counsel selected by the Indemnifying Party to defend such action reasonably concludes that the Indemnifying Party and the Indemnitee have conflicting interests or different defenses available with respect to such action, suit or proceeding, the reasonable fees and expenses of one counsel for all of the Indemnitees shall be considered “Losses” for purposes of this Agreement, whether or not the Indemnitee prevails in such action, suit or proceeding.  The party controlling such defense shall keep the other party advised of the status of such action, suit or proceeding and the defense thereof and shall consider in good faith recommendations made by the other party with respect thereto.  Except as provided in this ARTICLE IX, the Indemnitee shall not agree to any settlement of such action, suit or proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, conditioned or delayed.  The Indemnifying Party shall not agree to any settlement of or the entry of a judgment in any action, suit or proceeding without the prior written consent of the Indemnitee, which shall not be unreasonably withheld, conditioned or delayed (it being understood that it is reasonable to withhold, condition or delay such consent if, among other things, the settlement or the entry of a judgment (A) lacks a complete release of the Indemnitee for all liability with respect thereto or (B) imposes any liability or obligation on the Indemnitee).

9.5           Limitations on Certain Indemnification Obligations.

(a)           Basket.  The Buyer Indemnitees shall not assert any indemnification claim under Sections 9.2(i), 9.2(ii), 9.2(iv), 9.2(vi), and/or 9.2(vii) and Company and Parent shall have no obligation to indemnify therefor, until the aggregate amount of all claims for Buyer Losses by the Buyer Indemnitees exceeds $25,000 (the “Basket Amount”), in which event Parent will be responsible for all amounts and the liabilities, including, without limitation, the Basket Amount, subject to the Cap Amounts (as such term is defined herein).

(b)           Cap.  The liability of the Company and/or the Parent for all of Buyer Losses arising pursuant to Sections 9.2(i), 9.2(vii), or 9.2(ix) shall not exceed $670,000 in the aggregate; except that if a court of competent jurisdiction determines in a non-appealable order that the Buyer Losses arose  pursuant to (i) Section 9.2(iv) or 9.2(vi) above, then the Company’s and/or Parent’s liability for such Buyer Losses shall not exceed $2,000,000 in the aggregate; or (ii) Section 9.2(ii) above, then the Company’s and/or Parent’s liability for such Buyer Losses shall not exceed $1,100,000 in the aggregate (collectively, the “Cap Amounts”).

(c)           Other Remedies.  Notwithstanding anything to the contrary contained in this Agreement, nothing in this Agreement shall preclude an Indemnitee from seeking injunctive relief or specific performance with respect to any covenant, agreement or obligation of an Indemnifying Party contained in this Agreement.

(d)           Determination of Losses.  If an Indemnitee proceeds with the defense of any claim all reasonable fees and expenses, including attorney’s fees, relating to the defense of such Claim and/or the enforcement of its rights hereunder shall be deemed to be Losses for which such Indemnitee is entitled to indemnification hereunder whether or not the Indemnitee prevails in any such action, suit or proceeding, subject to the limitations contained in this Article IX. For purposes of this Article IX, “breach” shall be deemed to include any action, demand or claim by a third party against an Indemnitee which, if true, would constitute a breach of a covenant, agreement, representation or warranty by an Indemnifying Party.

(e)           Exceptions to Basket and Cap Amounts.  Notwithstanding the provision of Section 9.5(a) and (b), the Buyer Indemnitees will not be subject to, and the Buyer Losses will not be limited by, the Basket Amount or any of the Cap Amounts with respect to Buyer Losses, which are the direct result of Sections 9.2(iii), 9.2(v) and/or 9.2(viii).

ARTICLE X

MISCELLANEOUS

10.1          Fees and Expenses.  Each of the parties hereto will pay and discharge its own expenses and fees in connection with the negotiation of and entry into this Agreement and the consummation of the transactions contemplated hereby.

10.2          Publicity and Disclosures.  Prior to the Closing, no press release or any public disclosure, either written or oral, of the transactions contemplated by this Agreement shall be made by any party without the prior knowledge and written consent of Parent and the Buyer, except as otherwise required by law.

10.3          Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement or any other Purchase Document shall be made in the manner specified, or, if not specified, shall be delivered by hand or sent by registered or certified mail, return receipt requested, or by telecopy (receipt confirmed) to:

if to the Buyer and TEI:

Triumvirate Environmental, Inc.
61 Inner Belt Road
Somerville, MA 02143
Attention:       John F. McQuillan, President
Facsimile Transmission Number: (617) 628-8099

with a copy to:

Posternak Blankstein & Lund LLP
The Prudential Tower
800 Boylston Street, 33rd Floor
Boston, MA 02199
Attention:       Donald H. Siegel, P.C./David M. Barbash, Esq.
Facsimile Transmission Number:  (617) 367-2315

if to Parent and the Company:

Perma-Fix Environmental Services, Inc.
8302 Dunwoody Place, Suite 250
Atlanta, Georgia  30350
Attention:       Dr. Louis F. Centofanti, Chairman,
 President, and Chief Executive Officer
Facsimile Transmission Number:  (770) 587-9937

with a copy to:

Conner & Winters, LLP
1700 One Leadership Square
211 North Robinson Avenue
Oklahoma City, Oklahoma 73102
Attention:       Irwin H. Steinhorn, Esq.
Facsimile Transmission Number:  405-232-2695

All such notices, requests, demands, consents and other communications shall be deemed to have been duly given or sent two (2) days following the date on which mailed, or on the date on which delivered by hand or by facsimile transmission (receipt confirmed), as the case may be, and addressed as aforesaid.

10.4          Successors and Assigns.  All covenants and agreements set forth in this Agreement and made by or on behalf of any of the parties hereto shall bind and inure to the benefit of the successors and assigns of such party, whether or not so expressed, except that the Company and Parent may not assign or transfer any of their respective rights or obligations under this Agreement without the consent in writing of the Buyer.  The Buyer may assign its rights and obligations hereunder to one or more Affiliates of the Buyer.

10.5          Counterparts; Descriptive Headings; Variations in Pronouns.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.  All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

10.6          Severability; Entire Agreement.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason in any jurisdiction, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired or affected, it being intended that each of the parties’ rights and privileges shall be enforceable to the fullest extent permitted by law, and any such invalidity, illegality and unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.  To the fullest extent permitted by law, the parties hereby waive any provision of any law, statute, ordinance, rule or regulation which might render any provision hereof invalid, illegal or unenforceable.  This Agreement, including the Schedules and Exhibits referred to herein, is complete, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof, and all inducements to the making of this Agreement relied upon by any of the parties hereto, have been expressed herein or in said Schedules or Exhibits.  This Agreement may not be amended except by an instrument in writing signed on behalf of the Company, the Buyer and Parent.

10.7          Course of Dealing.  No course of dealing and no delay on the part of any party hereto in exercising any right, power, or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party’s rights, powers and remedies.  The failure of any of the parties to this Agreement to require the performance of a term or obligation under this Agreement or the waiver by any of the parties to this Agreement of any breach hereunder shall not prevent subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach hereunder.  No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

10.8          Tax Matters.

(a)           The Company shall prepare and timely file any Tax Returns of Company for Tax periods which begin before the Closing Date and end after the Closing Date (the “Straddle Periods”).  Such Tax Returns shall be prepared in a manner consistent with Parent and the Company’s prior practice to the extent consistent with applicable law, provided that it is understood that the Company, Parent and their Affiliates file consolidated income tax returns provided that it is understood that Parent, the Company and their Affiliates file consolidated Tax Returns.

(b)           If under Florida law a particular party hereto is required to pay the real property transfer Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes resulting from, arising under or in connection with the transfer of the Purchased Assets (collectively, the “Transfer Taxes”), then that particular party as required under Florida law shall pay such Transfer Taxes.

10.9          GOVERNING LAW.  THIS AGREEMENT, INCLUDING THE VALIDITY HEREOF AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS (EXCLUDING THE CHOICE OF LAW RULES THEREOF).

10.10        WAIVER OF JURY TRIAL.  EACH OF THE BUYER,  TEI, THE COMPANY AND PARENT HEREBY EXPRESSLY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT, THE PURCHASED ASSETS, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT.  EACH OF THE COMPANY, TEI, PARENT AND THE BUYER ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY PARTY.  THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS.  EACH OF THE COMPANY, TEI, PARENT AND THE BUYER FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS OR HIS LEGAL COUNSEL; AND THAT EACH VOLUNTARILY WAIVES ITS OR HIS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  THIS WAIVER IS IRREVOCABLE AND MAY ONLY BE MODIFIED IN AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER PURCHASE DOCUMENT OR THE SHARES.  IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL (WITHOUT A JURY) BY THE COURT.

[Remainder of the Page Intentionally Left Blank; Signature Page Follows]

IN WITNESS WHEREOF the parties hereto have executed this Asset Purchase Agreement as of the date first set forth above.

BUYER:

TRIUMVIRATE ENVIRONMENTAL (FLORIDA), INC.

By:	Douglas Youngen
Douglas Youngen
Chief Operating Officer

TEI:

TRIUMVIRATE ENVIRONMENTAL, INC.

By:	Douglas Youngen
Douglas Youngen
Chief Operating Officer

PARENT:

PERMA-FIX ENVIRONMENTAL SERVICES, INC.

By:	Louis Centofanti
Name: Louis Centofanti
Title: CEO

COMPANY:

PERMA-FIX OF ORLANDO, INC.

By:	Louis Centofanti
Name: Louis Centofanti
Title: President

EXHIBIT A

REAL ESTATE PURCHASE AND SALE AGREEMENT

THIS REAL ESTATE PURCHASE AND SALE AGREEMENT is made as of July ___, 2011 (“Effective Date”), by and between Perma-Fix of Orlando, Inc., a Florida corporation (“Seller”), and Rockett Boulevard Properties, Inc., a Florida corporation, or its nominee (“Buyer”).  Seller and Buyer’s affiliates, Triumvirate Environmental, Inc., a Massachusetts corporation, and Triumvirate Environmental (Florida), Inc., a Florida corporation, are contemporaneously entering into an Asset Purchase Agreement (“Asset Purchase Agreement”) which is to close contemporaneously with this Agreement, provided that, the termination of either the Asset Purchase Agreement or this Agreement in accordance with the terms of each such instrument shall operate to terminate both such instruments.

1.             Asset Purchase Agreement.  This Agreement is subject to the terms, conditions, limitations and restrictions contained in the Asset Purchase Agreement, and if any term, provision or agreement contained herein conflicts with the Asset Purchase Agreement, the Asset Purchase Agreement shall be controlling.  All capitalized terms used herein but not defined herein shall have the same meaning as defined in the Asset Purchase Agreement.

2.             Purchase and Sale. Subject to and upon the terms and conditions set forth in this Agreement, and the Asset Purchase Agreement, simultaneously with the Closing of the Asset Purchase Agreement, Seller agrees to sell, transfer and convey to Buyer, and Buyer agrees to purchase and accept from Seller, the following real property (collectively, the “Property”):

2.1           All that certain land of approximately __________ (_____) acres located in Orlando, Florida commonly known as 10100 Rocket Boulevard, more particularly described in Exhibit A hereto, together with all privileges, rights, easements and appurtenances belonging to such land, and any and all right, title and interest of Seller in and to any streets, alleys, passages, and other rights-of-way or appurtenances included in, adjacent to or used in connection with such land, including, without limitation, and any and all right, title and interest of Seller in and to all mineral and development rights appurtenant to such land (the “Land”);

2.2           All improvements located on the Land (the improvements being hereinafter collectively referred to as the “Improvements,” and the Land and the Improvements being hereinafter collectively referred to as the “Real Property”);

2.3           All fixtures attached to the Improvements owned by Seller and located within the Real Property or used in connection with the Real Property, (the “Tangible Personalty”); and

2.4           All of Seller’s rights in and to all assignable service, and maintenance contracts for work to be performed on the Land or Improvements (the “Property Contracts”), which Buyer is assuming pursuant to the terms of this Agreement and the Asset Purchase Agreement.

3.             Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be as set forth in Schedule 2.5 of the Asset Purchase Agreement which is hereby incorporated by reference, subject to the terms and conditions hereinafter set forth.

At the consummation of the transaction contemplated hereby and contemporaneously with the Closing of the Asset Purchase Agreement, (the “Closing”), Buyer shall deliver to Seller in good and immediately available funds in an amount equal to the Purchase Price. The Purchase Price, subject to adjustments and apportionments as set forth herein, shall be paid at Closing by wire transfer of immediately available federal funds or by electronic funds transfer, transferred to the order or account of Seller or such other person as Seller may designate in writing.

4.             Buyer’s Due Diligence Inspection, Permitting and Termination Rights.

4.1           Inspection of Property. Subject to the limitations and restrictions set forth herein or in the Asset Purchase Agreement, Buyer and its appointed agents or independent contractors shall, at all reasonable times prior to the Closing Date, have the right and privilege of going upon the Property to, at Buyer’s sole cost and expense, inspect, examine, test, appraise, and survey the Property, including, but not limited to, investigations of the physical condition thereof and/or investigations of soil, groundwater, surface water, sediments or other environmental media by borings, monitoring wells, sampling, probes and other such activities and/or to determine the status of the Land and the Improvements with respect to geotechnical matters and Hazardous Materials (as defined in the Asset Purchase Agreement) and compliance with applicable Environmental Laws (as defined in the Asset Purchase Agreement) and to install any necessary fixtures associated with said inspection of the Property.  Buyer shall repair any and all damage caused by the activities of Buyer or its agents on the Property and Buyer shall indemnify, defend (which counsel chosen by Buyer and reasonably acceptable to Seller) and hold Seller harmless from any actions, suits, liens, claims, damages, expenses, losses and liability arising out of any such entry by Buyer or its appointed agents or independent contractors or any acts performed in exercising Buyer’s rights under this Section 4.1 (including, without limitation, any rights or claims of material suppliers or mechanics to liens on the Property, but excluding matters, and/or pre-existing conditions or violations of Environmental Laws, discovered but not caused by Buyer, its agents or contractors).

4.2           Inspection of Documents. Subject to the limitations and restrictions set forth herein or in the Asset Purchase Agreement, the right of inspection described in Section 4.1 above shall extend to, and include, the right to examine and to copy, and Seller agrees to make available at Seller’s office during reasonable business hours of Seller, all of Seller’s records with respect to the Property, including, without limitation, plans and specifications, engineering reports, feasibility studies, licenses, warranties, the Property Contracts, title documents, title insurance policies, surveys, and any and all information Seller may have regarding the zoning and or building code status of the Property. In furtherance of Seller’s duties hereunder, Seller shall deliver to Buyer promptly after execution of this Agreement copies of the following (the documents described below being herein sometimes referred to as the “Due Diligence Documents” only if and to the extent the same are in Seller’s possession or control, which shall include documents which may be obtained from existing consultants of Seller for a reasonable expense and have not been previously furnished or delivered Buyer):

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4.2.1         Existing building permits, governmental approvals and the like regarding the Land or Improvements;

4.2.2         The most recent existing survey of the Property;

4.2.3         A copy of Seller’s policy of title insurance on the;

4.2.4         Property Contracts, warranties, maintenance agreements, equipment leases, utility agreements and any and all other agreements relating to the operation of the Property;

4.2.5         Real estate tax bills with respect to the Property for the two immediately prior and current tax fiscal years;

4.2.6         All utility bills with respect to the Property for the two-year period ending on June 30, 2011;

4.2.7         All design and construction contracts as to Improvements on the Property and any and all amendments, modifications or addenda thereto;

4.2.8         All plans, specifications and shop drawings for the Improvements;

4.2.9         All lien waivers from all design professionals, contractors, subcontractors and suppliers relating to work performed for the Property;

4.2.10       Builder's risk insurance certificates and policies relating to the Property; and

4.2.11       Any and all notices sent by any and all design professionals, contractors, subcontractors and suppliers for work performed for the Property.

4.3.           Title and Survey Matters.

4.3.1         Buyer has ordered and intends to obtain a title insurance commitment from the First American Title Insurance Company for the Property.  Buyer shall have until fourteen (14) days after receipt of the last of the (i) title insurance commitment, (ii) survey locating all easements and encroachments and (iii) full and complete recorded copies of documents listed in the title insurance commitment to give written notice to Seller of any objections Buyer may have with respect to the status of record title to the Property (“Buyer’s Title Objection Notice”), indicating in reasonable detail the nature and reasons for Buyer’s objections, together with copies of any documents containing matters objected to in such notice.

4.3.2         Seller shall have a period of up to thirty (30) days/(“Title Cure Period”) in order to effectuate, at Seller’s sole cost and expense, cure of the matters contained in Buyer’s Title Objection Notice (and if the Closing Date is scheduled to occur prior to the end of the Title Cure Period, then, upon written notice from Seller to Buyer delivered not less than three (3) business days prior to the then scheduled Closing Date, the Closing Date shall be extended until a date specified by Buyer in order for Seller to continue to effectuate such cure).

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4.3.3         Seller shall in all events use commercially reasonable efforts to cure the objections contained in Buyer’s Title Objection Notice and, if such objections are cured, shall deliver evidence of such cure satisfactory to the Title Company and Buyer within the Title Cure Period.  If Seller fails for any reason to cure all such matters within the Title Cure Period, Buyer shall have the right to terminate this Agreement pursuant to the terms hereof and the Asset Purchase Agreement, in which event, except as expressly set forth herein or the Asset Purchase Agreement, neither party shall have any further liability or obligation to the other hereunder. If Buyer shall not so terminate this Agreement, Buyer shall be deemed to have waived its objections and to have agreed to accept title to the Property subject thereto, without reduction in the Purchase Price.

4.3.4         Notwithstanding the foregoing, Seller agrees to cure at or prior to the Closing all Monetary Liens (hereinafter defined) at Seller’s sole cost and expense. As used herein, “Monetary Lien” shall mean any security deed or mortgage of whatever amount, or any other lien, attachment, security interest, monetary judgment, past due taxes or assessments or similar monetary encumbrance not to exceed [$250,000] in the aggregate, upon the Property created by Seller or placed on the Property by Seller’s actions or inaction. A Monetary Lien shall be deemed cured by Seller if such Monetary Lien is released, satisfied or canceled of record at or prior to the Closing, at no additional cost to Buyer; provided, however, that as to any institutional mortgage, the lien of such mortgage shall be deemed satisfactorily released if written confirmation is received from the mortgagee stating the amount to be delivered at the Closing to discharge such mortgage, in form and substance satisfactory to the Title Company, to remove such mortgage from the list of encumbrances in Buyer’s title insurance policy upon payment of such amount to such mortgagee out of Seller’s proceeds at the Closing.  To enable Seller to cure any Monetary Lien, Seller may use any portion of the Purchase Price at closing to satisfy such Monetary Lien.

4.4           Termination.

4.4.1         The term “Inspection Period” as used herein shall mean the period ending at 6:00 P.M. Eastern Time on _____________, 2011.

4.4.2         This Agreement and the transactions contemplated hereby may be terminated, at the option of the party having the right to do so, pursuant to the terms of this Agreement or the Asset Purchase Agreement.

5.              Seller’s Covenants Regarding Operation of Property.  Subject to the terms, provisions and limitations contained in the Asset Purchase Agreement, from and after the Effective Date until the Closing or earlier termination of this Agreement, Seller agrees as follows:

5.1           Notice of Defaults. Seller will promptly deliver to Buyer any written notice received by Seller relating to the occurrence of any default or alleged default by Seller under the Property Contracts, and any written notice delivered to either any tenant relating to a default or alleged default by any party to a Property Contract relating to a default or alleged default by such party under such Property Contract.

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5.2           Further Encumbrances. Seller will not grant or purport to create in favor of any third party any interest in the Property or any part thereof or further encumber the Property without the prior written approval of Buyer, except as otherwise allowed or permitted by the Asset Purchase Agreement.

5.3           Structural Modifications. Seller will not permit any structural modifications or additions to the Property (except to the extent required by applicable law, as to which Seller shall give Buyer prior written notice or as allowed under the Asset Purchase Agreement), without the prior written consent of Buyer.

5.4           Property Agreement Obligations. Seller shall continue to observe and perform all the obligations imposed upon Seller by virtue of the Property Contracts, except as otherwise allowed or permitted by the Asset Purchase Agreement.

5.5           Operation of Property. Seller shall continue to maintain, operate and manage the Property in the same manner that Seller has heretofore maintained and operated the Property; ordinary wear and tear excepted.

6.             Casualty and Condemnation.

6.1           Casualty. If prior to the Closing any portion of the Property (i) is damaged or destroyed by fire or other casualty, which damage is reasonably estimated to cost in excess of [$100,000] to repair, then Buyer shall have the right, by giving Seller notice within ten (10) days after receipt of notice from Seller of such occurrence (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full ten (10) day period) to elect to: (i) terminate this Agreement, or (ii) close the sale contemplated herein. If Buyer does not have the right to terminate this Agreement or having such right elects not to terminate this Agreement, then this Agreement shall remain in full force and effect, and the purchase contemplated herein shall be effected without reduction in the Purchase Price. In such event, Seller shall at the Closing assign, transfer and set over unto Buyer all of Seller’s right, title and interest in and to any and all insurance proceeds paid or payable in connection with such damage or destruction, and Buyer shall receive a credit at Closing against the Purchase Price for the deductible amount of any such insurance and for the effect of any co-insurance provision applicable to such insurance.

6.2           Condemnation. If prior to the Closing any portion of the Property becomes subject to a bona fide Threat of condemnation by a body having the power of eminent domain or condemnation, or sale in lieu thereof, which either (A) affects any portion of the Building, parking area or access driveways on the Property, (B) in Buyer’s reasonable good-faith judgment adversely affects access to the Property, or (C) is reasonably estimated to cost in excess of [$100,000] for restoration and repair of the remaining Property, then Buyer shall have the right, by giving Seller notice within thirty (30) days after receipt of notice from Seller of such occurrence (with the Closing Date to be postponed, if necessary, to give both parties the benefit of the full thirty (30) day period) to elect to: (i) terminate this Agreement, except as expressly set forth herein, and upon such termination neither party shall have any further liability or obligation to the other hereunder; or (ii) close the sale contemplated herein. If Buyer does not have the right to terminate this Agreement or having such right elects not to terminate this Agreement, then this Agreement shall remain in full force and effect and the purchase contemplated herein, less any portion of the Property taken by eminent domain or condemnation, shall be effected without reduction in the Purchase Price. In such event, Seller shall at the Closing assign, transfer and set over unto Buyer all of Seller’s right, title and interest in and to any and all awards paid or payable in connection with such taking.

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7.             Conditions Precedent to Buyer’s Obligations.

7.1           Buyer’s obligation to purchase the Property at the Closing hereunder is expressly conditioned on the satisfaction at or before the time of Closing hereunder, or at or before such earlier time as may be expressly stated below, of each of the following conditions (any one or more of which may be waived in writing in whole or in part by Buyer, at Buyer’s option), except as otherwise provided in the Asset Purchase Agreement:

7.1.1.        Accuracy of Representations. All of the representations and warranties of Seller contained in this Agreement and/or Asset Purchase Agreement shall have been true and correct in all material respects when made, and shall be true and correct in all material respects on the date of Closing with the same effect as if made on and as of such date.

7.1.2         Performance. Seller shall have performed, observed and complied with all covenants, agreements and conditions required by this Agreement and/or Asset Purchase Agreement to be performed, observed and complied with on its part prior to or as of Closing hereunder.

7.1.3         Asset Purchase.  All closing conditions of Buyer’s affiliate pursuant to the Asset Purchase Agreement have been satisfied.

8.             Closing; Deliveries.

8.1           Time of Closing. Closing hereunder (the “Closing”) shall take place contemporaneously with the closing on the Asset Purchase Agreement on _____________, 2011 (the “Closing Date”) (subject to extension as expressly set forth in the Asset Purchase Agreement), at the offices of Posternak Blankstein & Lund LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts, unless otherwise agreed to in writing by both Seller and Buyer. If any date on which the Closing would occur by operation of this Agreement is not a business day in Boston, Massachusetts, the Closing shall occur on the second business day thereafter.

8.2           Seller Deliveries. At Closing, Seller shall deliver where indicated below to Buyer or to Buyer’s nominee the following items, and it shall be a condition to Buyer’s obligation to close that Seller shall have delivered the same to Buyer or its nominees:

8.2.1         A Special Warranty Deed (“Deed”) to the Real Property from Seller, duly executed and acknowledged by Seller, in the form of Exhibit B;

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8.2.2         Two (2) original Assignment and Assumption of Property Contracts, substantially in the form of Exhibit C, duly executed by Seller to Buyer;

8.2.3         Three (3) originals such affidavits or letters of indemnity as the Title Company shall customarily require in order to issue, without extra charge, an owner’s policy of title insurance free of any exceptions for unfiled mechanics’ or materialmen’s liens, or for rights of parties in possession other than pursuant to the Leases to Buyer;

8.2.4         Two (2) original Non-Foreign Affidavits as required by the Foreign Investors in Real Property Tax Act (“FIRPTA”), as amended, in the form of Exhibit D, duly executed by Seller to Buyer;

8.2.5         All architectural and engineering drawings and specifications, utilities layout plans, topographical plans and the like, including the originals thereof, in Seller’s possession or control relating to the Land or the Improvements to Buyer;

8.2.6         Originals or copies certified by Seller of all records, Property Contracts, and all other books, records and files maintained by Seller and Seller’s property manager relating to the construction, leasing, operation and/or maintenance of the Property (including without limitation all operating manuals relating to the operation of the equipment and systems which are a part of the Property) to Buyer.

8.2.7         Two (2) original Settlement Statements executed by Seller in the form as agreed by the parties to Buyer.

8.2.8         All other instruments and documents reasonably required or desirable to effectuate this Agreement and the transactions contemplated thereby to Buyer.

8.3           Buyer Deliveries. At Closing, Buyer shall deliver where indicated the following, and it shall be a condition to Seller’s obligation to close that Buyer shall have delivered the same to Seller:

8.3.1         Funds by wire transfer or electronic funds transfer in the amount as set forth in Schedule 2.5 of the Asset Purchase Agreement;

8.3.2         Two (2) original Assignment and Assumption of Property Contracts referred to in Section 8.2.2 duly executed and acknowledged by Buyer to Seller.

8.3.3         Two (2) original Settlement Statements executed by Buyer in the form as agreed by the parties to Seller;

8.3.5         All other instruments and documents reasonably required to effectuate this Agreement and the transactions contemplated thereby to Seller.

9.             Apportionments; Taxes; Expenses.

9.1           Apportionments.

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9.1.1         Taxes.  All real estate taxes, charges and assessments affecting the Property not being paid directly by tenants (“Taxes”) shall be prorated on a per diem basis as of the Closing Date. If any Taxes have not been finally assessed as of the Closing Date for the current fiscal year of the taxing authority, then the same shall be adjusted at Closing based upon the most recently issued bills therefor, and shall be readjusted when final bills are issued.

9.1.2        Utilities.  Seller shall pay prior to Closing all past due water charges and Buyer shall pay when due, pursuant to the terms of the Asset Purchase Agreement all other utilities.

9.1.3        Escrow Fees.  Each party shall pay one-half of the escrow fees charged by the Title Company.

9.2           Expenses.  Each party shall pay all its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including, without limitation, (1) all costs and expenses stated herein to be borne by a party, and (2) all of their respective accounting, legal and appraisal fees. Buyer, in addition to its other expenses, shall pay at Closing (1) all recording charges incident to the recording of the deed for the Real Property; and (2) one-half of the premium for Buyer’s basic title insurance policy and the premium, if any, for any endorsements to Buyer’s title insurance policy. Seller, in addition to its other expenses, shall pay at Closing (1) all documentary stamps, excise taxes and real estate transfer taxes, (2) all recording charges incident to the recording of any instruments to discharge or remove encumbrances not approved (or deemed approved) by Buyer.

10.           Remedies.  In the event Seller breaches or fails prior to Closing, without legal excuse, to perform its obligations under this Agreement, then except as otherwise expressly stated in this Agreement or the Asset Purchase Agreement, Buyer may pursue its remedies as specified in the Asset Purchase Agreement.

11.           Possession.  Possession of the Property shall be surrendered to Buyer at Closing, free and clear of all tenants and in the same condition as existed at the expiration of the Inspection Period.

12.           Notices.  All notices, requests, demands, consents and communications necessary or required under this Agreement shall be sent in the manner and to the address set forth in Section of 10.3 of the Asset Purchase Agreement which is incorporated herein by reference.

13.           No Brokers.  Except as otherwise provided in the Asset Purchase Agreement, Buyer and Seller each represents to the other that it has not dealt with any real estate broker or agent in connection with this transaction.  Each party hereby indemnifies and holds harmless the other party from all loss, cost and expense (including reasonable attorneys’ fees) arising out of a breach of its representation or undertaking set forth in this Section 13, and the provisions of this Section 13 shall survive Closing or the termination of this Agreement.

14.           Representations and Warranties of Seller.

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14.1.         Seller hereby represents and warrants to Buyer as set forth in Article IV of the Asset Purchase Agreement, which is incorporated herein by reference, and follows regarding the Property:

14.1.1       No Condemnation. There are no pending or, to Seller’s knowledge, contemplated condemnation, eminent domain or similar proceedings with respect to all or any portion of the Real Property.

14.1.2      FIRPTA. Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Internal Revenue Code.

14.2          Continuation of Seller’s Representations and Warranties.  The representations and warranties of Seller set forth in this Section 14 shall survive Closing in accordance with and pursuant to the terms of the Asset Purchase Agreement.

15.            Representations of Buyer.  Buyer represents and warrants that:

15.1          Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Florida and has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Buyer has been duly authorized.

16.            Miscellaneous.

16.1          Governing Law; Bind and Inure.  This Agreement shall be governed by the laws of the Commonwealth of Massachusetts except as to matters of title, time is of the essence and state and local taxes which shall be governed by the laws of the State of Florida and shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

16.2          Time of the Essence.  Time is of the essence of this Agreement.

16.3          Headings.  The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

16.4          Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.5          Exhibits.  All Exhibits which are referred to herein and which are attached hereto constitute a part of this Agreement.

16.6          Survival.  The delivery of the Deed by Seller, and the acceptance and recording thereof by Buyer, shall be deemed to be the full performance and discharge of each and every obligation of the part of Seller to be performed hereunder, which shall be merged in the delivery and acceptance of the Deed, except as otherwise provided in the Asset Purchase Agreement.

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16.7          Entire Agreement; Amendments.  This Agreement, the Asset Purchase Agreement, and the Exhibits to both documents comprise all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as contained herein. This Agreement may not be changed orally but only by an agreement in writing, duly executed by or on behalf of the party or parties against whom enforcement of any waiver, change, modification, consent or discharge is sought.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement, under seal, as of the date first above written.

SELLER:

PERMA-FIX OF ORLANDO, INC.

By:
Name:
Title:

BUYER:

ROCKETT BOULEVARD PROPERTIES, INC.

By:
John McQuillan, Jr., President

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List of Exhibits

Exhibit A	Description of the Land
Exhibit B	Form of Special Warranty Deed
Exhibit C	Form of Assignment and Assumption of Property Contracts
Exhibit D	Form of Non-Foreign Affidavit
Exhibit E	List of Property Contracts

EXHIBIT A

Description of the Land

All of those lots or parcels of land located in Orlando, Florida, and more particularly described as follows:

EXHIBIT B

Tax ID No.:   __________
Orlando, Florida

SPECIAL WARRANTY DEED

THIS Special Warranty Deed (this “Deed”) dated as of ______________ 2011 from PERMA-FIX OF ORLANDO, INC., a Florida corporation with an address of with an address of 10100 Rocket Boulevard, Orlando, Florida, 32824 acting pursuant to action of its Stockholders and its Board of Directors (“Grantor”), to ROCKETT BOULEVARD PROPERTIES, INC., a Florida corporation (“Grantee”).

Grantor, for a consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Grantor, the receipt and sufficiency of which are hereby acknowledged, hereby grants, and conveys to Grantee, its successors and assigns, to have and to hold forever, in fee simple, the following property situated and being located in 10100 Rocket Boulevard, Orlando, Florida commonly known as and more particularly described on Exhibit A attached hereto as a part hereof [(“Real Property”)]:

See Exhibit “A”

together with all of the buildings, improvements, fixtures, leases and appurtenances thereto or thereon and warrants title to the same against all claims of any person claiming by, through or under Grantor, BUT NOT OTHERWISE.

TO HAVE AND TO HOLD the above described property unto Grantee, and Grantee’s successors and assigns, forever, free, clear and discharged of and from all former grants, charges, taxes, judgments, mortgages, liens and encumbrances of whatsoever nature made or suffered to be made by Grantor; EXCEPT the following items:

See Exhibit “B”

IN WITNESS WHEREOF, Grantor has executed this Deed as of the date first above written.

ATTEST:	GRANTOR:

PERMA-FIX OF ORLANDO, INC.,
a Florida corporation

By:
Name:
Its:

STATE OF FLORIDA	)
	)	ss.
CITY/COUNTY OF	)

I HEREBY CERTIFY that on this ___ day of ___________, 2010, before me, the undersigned, a Notary Public in and for the State aforesaid, personally appeared ___________________, who acknowledged herself/himself to be the ____________ of PERMA-FIX OF ORLANDO, INC., a Florida Corporation, personally known to me (or satisfactorily proven) to be the person whose name is subscribed to the within deed and acknowledged to me that she/he executed the same for the purposes therein contained as the duly authorized ________ of said corporation by signing, in my presence, the name of the corporation by herself/himself as _____________.

WITNESS my hand and official seal.

Notary Public:

My commission expires:

CERTIFICATION

I HEREBY CERTIFY THAT I, the undersigned, an attorney at law who has been admitted to practice before the Supreme Court of Florida, has prepared the within instrument.

GRANTEE’S MAILING ADDRESS:

Rockett Boulevard Properties, Inc.
61 Inner Belt Road
Somerville, MA 02143

AFTER RECORDING RETURN TO:

EXHIBIT A

Description of the Land

All of those lots or parcels of land located in Orlando, Florida and more particularly described as follows:

EXHIBIT C

Form of Assignment and Assumption of Property Contracts

ASSIGNMENT AND ASSUMPTION OF PROPERTY CONTRACTS

DATE:                          _______________

ASSIGNOR:                PERMA-FIX OF ORLANDO, INC.

ASSIGNEE:                 ROCKETT BOULEVARD PROPERTIES, INC.

RECITALS:

WHEREAS, Assignor and Assignee have entered into that certain Real Estate Purchase and Sale Agreement dated as of _____________, 2010 (the “Purchase Agreement”), wherein Assignor agreed to sell and Assignee agreed to buy that certain real property described on Exhibit “A” attached hereto and the improvements located thereon (the “Property”);

WHEREAS, Assignee desires to assume and Assignor desires to assign to Assignee all of Assignor’s right, title and interest in and to all of the contracts and agreements, and all modifications and amendments thereof, which concern or relate to the use, operation, alteration or renovation of the Property set forth on Exhibit “B” attached hereto (collectively, the “Property Contracts”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee agree as follows:

1.      Assignment. Assignor conveys and assigns to Assignee all of Assignor’s right, title and interest in and to the Property Contracts and claims and causes of action now existing under the same as of the date of conveyance of the Property by Assignor to Assignee (the “Conveyance Date”), subject to the covenants, conditions and provisions mentioned in such Property Contracts, and without representation or warranty by or recourse against Assignor, Assignor shall have no liability or obligation to Assignee with respect to such claims and causes of action.

2.      Assumption. Assignee assumes and agrees to be bound by all of Assignor’s liabilities and obligations pursuant to the Property Contracts, if any, and agrees to perform and observe all of the covenants and conditions contained in the Property Contracts, from and after the Conveyance Date.

3.      Indemnification. Assignee further covenants and agrees to indemnify and hold harmless Assignor for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the Property Contracts or out of any other facts connected with the Property Contracts, occurring or alleged to have occurred from and after the Conveyance Date. Assignor covenants and agrees to indemnify and hold harmless Assignee for, from and against any actions, suits, proceedings or claims, and all costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred in connection therewith, based upon or arising out of any breach or alleged breach of any of the Property Contracts or out of any other facts connected with the Property Contracts, occurring or alleged to have occurred before the Conveyance Date.

4.      Binding Effect. This Assignment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

5.      Construction; Definitions. This Assignment shall be construed according to Florida law. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in the Purchase Agreement.

6.      Counterparts. This Assignment may be executed in counterparts, which taken together shall constitute one original instrument.

DATED as of the day and year first above written.

ASSIGNOR:

PERMA-FIX OF ORLANDO, INC.

By:
Name:
Title:

ASSIGNEE:

ROCKETT BOULEVARD PROPERTIES, INC.

By:
John McQuillan, Jr., President

EXHIBIT D

FIRPTA CERTIFICATE

The undersigned, __________, being a duly elected and incumbent officer of Perma-Fix of Orlando, Inc. (the “Company”), DOES HEREBY CERTIFY, as of the date of this Certificate, in connection with the Asset Purchase Agreement, dated as of ______________, 2010, by and among the Company, Rockett Boulevard Properties, Inc., Triumvirate Environmental, Inc., Triumvirate Environmental South Florida, LLC and Perm-Fix Environmental Services, as follows:

1.  This certificate is furnished pursuant to Treasury Regulations sections 1.897-2(h)(2) and 1.1445-2(c)(3) in respect of the Company, located at the following address: ______________________.

2.  The Company’s federal identification number is ____________.

3.  The Company is not or has not been a “U.S. real property holding corporation” (as defined in section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) at any time during the five (5) years preceding the date hereof (or such shorter period as may be specified by section 897(c)(1)(A)(ii) of the Code).

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Date: __________, 2010

______________
Vice President

EXHIBIT E

List of Property Contracts

EXHIBIT B

BILL OF SALE AND ASSIGNMENT OF CONTRACT RIGHTS

THIS BILL OF SALE AND ASSIGNMENT OF CONTRACT RIGHTS is made, executed and delivered on ___________, 2011 by Perma-Fix of Orlando, Inc., a Florida corporation (“Seller”), to Triumvirate Environmental (Florida), Inc., a Florida corporation (“Buyer”).

WHEREAS, Seller and Buyer are parties to a certain Asset Purchase Agreement, dated as of August 12, 2011, by and among Seller, Perma-Fix Environmental Services, Inc., Triumvirate Environmental, Inc. and Buyer (the “Purchase Agreement”), and desire to carry out the intent and purpose of the Purchase Agreement by the execution and delivery by Seller to Buyer of this instrument.

WHEREAS, Seller has agreed, pursuant to the terms of the Purchase Agreement, to sell and transfer unto Buyer the assets described as “Purchased Assets” in the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing premises, the payment of the Purchase Price and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound:

Seller does hereby sell, convey, assign, transfer, grant and deliver to Buyer and its successors and assigns all of Seller’s right, title and interest in and to the Purchased Assets, free and clear of all Liens, subject to and in accordance with the terms of the Purchase Agreement.  TO HAVE AND TO HOLD all and singular the Purchased Assets unto Buyer, its successors and assigns, FOREVER.

Seller hereby constitutes and appoints Buyer and its successors and assigns as its true and lawful attorney in fact solely in connection with the transactions contemplated by this instrument, with full power of substitution, in the name and stead of Seller, but on behalf of and for the benefit of Buyer and its successors and assigns, to demand and receive any and all of the Purchased Assets hereby sold and transferred or intended so to be, and to give receipt and releases for and in respect of the same and any part thereof, and to do all lawful acts and things in relation to the Purchased Assets which Buyer or its successors or assigns reasonably deems desirable.

In the event that any provision of this Bill of Sale is construed to conflict with a provision in the Purchase Agreement, the provision in the Purchase Agreement shall be deemed to be controlling.

This instrument shall be binding upon and shall inure to the benefit of the respective successors and assigns of Seller and Buyer.

This Bill of Sale shall be construed and enforced in accordance with the laws (other than the conflict of law rules) of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, Seller has caused this instrument to be executed as an instrument under seal by its duly authorized officer the day and year first above written.

PERMA-FIX OF ORLANDO, INC.

By:
Name:
Title:

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EXHIBIT C

FIRPTA CERTIFICATE

The undersigned, [_______________], being a duly elected and incumbent officer of Perma-Fix of Orlando, Inc. (the “Company”), DOES HEREBY CERTIFY, as of the date of this Certificate, in connection with the Asset Purchase Agreement, dated as of August 12, 2011, by and among the Company, Triumvirate Environmental, Inc., Triumvirate Environmental (Florida), Inc. and Perm-Fix Environmental Services, as follows:

1.  This certificate is furnished pursuant to Treasury Regulations sections 1.897-2(h)(2) and 1.1445-2(c)(3) in respect of the Company, located at the following address: ______________________.

2.  The Company’s federal identification number is [___________].

3.  The Company is not or has not been a “U.S. real property holding corporation” (as defined in section 897(c)(2) of the Internal Revenue Code of 1986, as amended (the “Code”)) at any time during the five (5) years preceding the date hereof (or such shorter period as may be specified by section 897(c)(1)(A)(ii) of the Code).

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of the Company.

Date: __________ __, 2011

Name:
Title: